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H.B. Fuller Company

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Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5023

Dear Shareholder:

Our 2019 Annual Meeting of Shareholders will be held on Thursday, April 4, 2019. This year's annual meeting will once again be a completely virtual meeting, which will be conducted via live webcast. You can attend the meeting via the Internet at www.virtualshareholdermeeting.com/FUL2019, where you will be able to vote and submit questions electronically prior to and during the meeting. Specific instructions for accessing the meeting are provided in the notice, proxy card or voting instruction form you received. The online meeting will begin promptly at 2:00 p.m. central time. The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the business to be conducted at the meeting.

We have elected to take advantage of the "notice and access" rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the Internet. This method of delivery allows us to provide you with the information you need, while reducing printing and delivery expenses.

Your vote on the proposals is important. Whether or not you plan on attending the virtual meeting, we encourage you to vote your shares to make certain that you are represented at the meeting. You may vote via the Internet or, if you received a printed copy of the proxy materials, by telephone or by mailing a proxy or voting instruction card.

Sincerely,
James J. Owens
President and Chief Executive Officer

February 20, 2019

Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5023

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

Thursday, April 4, 2019 at 2:00 p.m. central time. You may attend the online meeting, submit questions and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/FUL2019. You will need your 16-digit control number to enter the Annual Meeting. You can find your control number in the Notice Regarding the Availability of Proxy Materials, proxy or voting information card or in the email you received relating to the meeting. In the notice and proxy and voting information card, the control number is in the box marked by the arrow. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

Items of Business:

The election of three directors named in the attached Proxy Statement to serve for a three-year term until the 2022 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

A non-binding advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement.

The ratification of the appointment of KPMG LLP as H.B. Fuller's independent registered public accounting firm for the fiscal year ending November 30, 2019.

Any other business that may properly be considered at the meeting or any adjournment thereof.

Record Date:	You are entitled to vote on the above items of business if you were a shareholder of record at the close of business on February 6, 2019.

Voting by Proxy:

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the materials you received, the section entitled "Questions and Answers about the Meeting" beginning on page 6 of the attached Proxy Statement, or if you received printed proxy materials, the enclosed proxy or voting instruction card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the attached Proxy Statement.

By Order of the Board of Directors
Timothy J. Keenan
Vice President, General Counsel and Corporate Secretary

February 20, 2019

\\

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 4, 2019

The Board of Directors (the "Board") of H.B. Fuller Company ("H.B. Fuller", the "Company" or "we") is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on April 4, 2019, and at any adjournment and reconvening of the meeting. We first made this Proxy Statement and the Annual Report for the fiscal year ended December 1, 2018 available to our shareholders on or about February 20, 2019.

PROXY SUMMARY

Provided below are highlights of some of the information contained in this Proxy Statement. These highlights are only a summary. Please review the complete Proxy Statement and 2018 Annual Report to Shareholders before you vote.

ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, April 4, 2019 at 2:00 p.m. central time.
Place:	Via the Internet. You may attend the online meeting by visiting www.virtualshareholdermeeting.com/FUL2019.
Record Date:	Wednesday, February 6, 2019
Voting:	You may vote at the meeting if you were a shareholder of record at the close of business on February 6, 2019 (see pages 6 - 10 for more information on voting)

PROPOSALS REQUIRING YOUR VOTE

Your vote on the proposals is important. Whether or not you plan on attending the virtual meeting, we encourage you to vote your shares to make certain that you are represented at the meeting.

1	Proposal 1 – Election of Directors	Board Recommendation	Page
	The three director nominees would serve for a three-year term until the 2022 Annual Meeting and until their successors are duly elected and qualified.	FOR	13
2	Proposal 2 -Non-Binding Advisory Vote on Executive Compensation
	The Company's executive compensation program is designed to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance that creates long-term value for our shareholders.	FOR	59
3	Ratification of Appointment of Independent Registered Public Accounting Firm
	The Audit Committee has approved the appointment of KPMG LLP as the Company's independent auditor for fiscal year 2019. Shareholders are asked to ratify this appointment.	FOR	61

2018 PERFORMANCE HIGHLIGHTS

Net income for the 2018 fiscal year was $171 million, or $3.29 per diluted share, versus net income of $59 million, or $1.15 per diluted share, in the 2017 fiscal year. Adjusted diluted earnings per share ("AEPS") in the 2018 fiscal year were $3.00, up 22 percent versus the prior year.

Net revenue for the 2018 fiscal year was $3,041 million, up 32 percent versus the 2017 fiscal year. Adjusting for the Royal Adhesives acquisition, and organic revenue ("OR"), defined as constant currency revenue less the impact from acquisitions, was up 3.7 percent.

Operating income ("OI") for the 2018 fiscal year was $255 million, up 99 percent from OI for fiscal year 2017 of $128 million. Adjusted operating income ("AOI") for 2018 was $300 million, up 54 percent versus $195 million in the 2017 fiscal year.

Within our Construction Adhesives segment, which accounts for 15 percent of our net revenue, segment revenue totaled $446.1 million for the 2018 fiscal year, an increase of 71 percent from the 2017 fiscal year.  Within our Americas Adhesives segment, which accounts for 36 percent of our net revenue, segment revenue totaled $1.1 billion for the 2018 fiscal year, an increase of 21 percent from the 2017 fiscal year, and segment operating income totaled $115.4 million, an increase of 26 percent from the 2017 fiscal year.  Within our EIMEA segment, which accounts for 24 percent of our net revenue, segment revenue totaled $738.6 million for the 2018 fiscal year, an increase of 30 percent from the 2017 fiscal year, and segment operating income totaled $40.1 million, more than doubled from the 2017 fiscal year.

For the 49th consecutive year, we implemented an increase in the amount of quarterly cash dividends paid to shareholders, with a 3 percent increase this year.

More information on our 2018 performance can be found on pages 27 - 28. Adjusted diluted earnings per share, adjusted operating income, constant currency revenue and organic revenue are non-GAAP financial metrics that are reconciled with the most directly comparable GAAP financial metrics in Annex A.

EXECUTIVE COMPENSATION PROGRAM (for more information, see pages 27 - 45)

Our executive compensation program is designed to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance that creates long-term value for our shareholders. Our program emphasizes pay for performance through the use of short- and long-term incentive awards as a significant percentage of total compensation.

The graph below shows the main elements of total compensation (base salary, short-term incentive, long-term incentive (NQSOs, RSUs and PSUs)) as approximate percentages of 2018 total compensation measured by amounts for fiscal 2018 for the CEO and the other NEOs as set forth in the "Summary Compensation Table" later in this Proxy Statement (less above market interest and all other compensation).

Short-Term Incentive Awards

The short-term incentive plan ("STIP") aligns executive performance with achievement of annual company strategic goals and objectives and provides financial reward for meeting or exceeding specific metrics. Payouts are dependent on achievement of predetermined financial performance goals. We motivate performance and measure our results using metrics aligned with our strategic plan. The Company's fiscal 2018 performance against STIP metrics is summarized below:

• Company-wide financial metrics were organic revenue, adjusted operating income ("AOI") and adjusted diluted earnings per share ("AEPS"), and they factored into short-term incentives for all of our executive officers named in the "Summary Compensation Table" (the "NEOs"). We exceeded the threshold level for organic revenue, AOI and AEPS.

• Business financial metrics were operating segment- and key market-based measures of AEPS, AOI, organic revenue and Adjusted EBITDA and they factored into short-term incentives for all of our NEOs other than our Chief Executive Officer (the "CEO") and the Chief Financial Officer (the "CFO"). Performance varied with all results exceeding the threshold metric and some results exceeding the target level. Actual results are set forth in a table on page 36 of this Proxy Statement.

STIP payments can range from 0% to 200% of target. In fiscal 2018, the achievement of our financial metrics resulted in short-term cash incentive payouts for our CEO and CFO of 85.3% of target and ranged from 77.3% to 88.1% of target for our other NEOs.

Long-Term Incentive Awards

Our long-term incentive awards are equity-based and are used to attract, retain and reward high caliber executive talent and to encourage long-term strategic decision making that is aligned with shareholder interests. We grant the following awards, which are periodically benchmarked against market data. These awards tie a significant portion of NEO total compensation to shareholder value creation, which is measured by share price performance.

●	For all NEOs except the CEO, half of restricted stock units ("RSUs") are subject to time-based vesting.

o	For the CEO, all RSUs are subject to performance-based vesting, with half of his RSUs vesting only if the Company achieves at least a threshold level of AEPS, AOI or organic revenue.

●	For all NEOs, including the CEO, half of RSUs only vest upon the fulfillment of certain performance conditions over a three-year period. Performance-based payouts can range from 0% to 200% of target.

o

For the January 2016 grant, the metric target was 9.5% return on invested capital as adjusted ("ROIC"). The Company achieved 8.3% ROIC in fiscal 2018. Therefore, the vesting for that part of the grant was at 70% of target for all NEOs;

o	For the January 2017 grant, the metric target was 10.0% ROIC. The Company achieved 8.3% ROIC in fiscal 2018. Therefore, the vesting for that part of the grant was at 57.5% of target for all NEOs; and

o

For the January 2018 grant, the metric target was 8.0% ROIC, which is lower than prior year targets due to the unprecedented scope of the Royal Adhesives business having a dilutive effect in the short term calculation of ROIC. The acquisition is highly accretive from a profitability standpoint, however. The Company achieved 8.3% ROIC in fiscal 2018. Therefore, the vesting for that part of the grant was at 107.5% of target for all NEOs.

o

Future vesting of performance-based RSUs will require meeting at least a threshold level of ROIC annually. See further discussion and detail in the "Compensation Discussion and Analysis" section of this Proxy Statement. ROIC is a non-GAAP financial metric that is reconciled with the most directly comparable GAAP financial metric in Annex A.

●	Non-qualified stock options vest in three equal annual installments, and they are granted to all NEOs.

Other highlights of our executive compensation program include:

▪	A policy regarding "claw-backs" of executive and key manager incentive compensation;

▪	A prohibition on hedging, pledging and certain other transactions in the Company's common stock by executive officers;

▪	A prohibition on re-pricing of stock options; and

▪	Stock ownership goals for our executive officers.

SAY-ON-PAY VOTE AND SHAREHOLDER ENGAGEMENT

Overview

An advisory shareholder vote on the Company's fiscal 2017 executive compensation program ("Say-on-Pay") was held at the 2018 Annual Meeting of Shareholders, with 59% of the shares voting in favor, below the Company's historical average outcomes exceeding 91%.

To continue fostering open and transparent communications, and to learn more about our shareholders' perspectives on our executive compensation program, we conducted shareholder outreach during fiscal year 2018. Specifically, we contacted 12 shareholders, including the 10 largest, representing approximately 60% of our share ownership to collect feedback on a variety of topics, including our NEO compensation program. Most of the shareholders accepted our offer to discuss these matters or indicated that they did not have particular governance or compensation program concerns. Overall, shareholders are pleased with our compensation programs as indicated by the historical high percentage approval results on Say-on-Pay proposals in prior years.

However, based on the feedback we received from these investor meetings, the following themes emerged:

•

Many of the shareholders indicated a general preference for the removal of tax gross-up provisions from executive change-in-control agreements. These shareholders also indicated that they would support an approach where the Company would eliminate such tax gross-up provisions from future executive agreements.

•	Some of the shareholders indicated a general preference for double-trigger equity vesting in the event of a change-in-control.

In addition, we reviewed current market practices, specifically tax gross-up provisions in executive change-in-control agreements and double-trigger equity vesting in the event of a change-in-control. Based on our review, we have concluded that market practices indicate that these types of change-in-control provisions are no longer common practice.

2018 Actions

The market information and shareholder feedback were shared with the Compensation Committee and the full Board of Directors, and were thoroughly discussed. Based on this information, the Compensation Committee approved certain changes for future executive compensation agreements:

•	For future executive change-in-control agreements, the Company will not include a tax gross-up provision.

•

For any executive equity grant agreements beginning in 2019, a double-trigger will be required prior to accelerated equity vesting. This means that there must be a change in control of the Company and a termination of employment (or a material change to the NEO's terms of employment (such as demotion, reduction in compensation or required relocation)) in order for vesting to accelerate.

These changes support the Compensation Committee's objectives of providing competitive, performance-based compensation that is aligned with the Company's business strategy and shareholder value creation, as well as good governance practices and current best practices in the market.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the meeting?

At our Annual Meeting, shareholders will act upon the matters disclosed in the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. These matters include the election of three directors, a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the "Say on Pay Proposal"), and the ratification of the appointment of our independent registered public accounting firm.

How will management respond to questions during the virtual meeting?

Management will respond to questions from shareholders in the same way as it would if the Company held an in-person meeting. Shareholders who wish to submit a question to the Company for the meeting may do so in advance at www.proxyvote.com and live during the meeting at www.virtualshareholdermeeting.com/FUL2019. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

While our Annual Meeting of Shareholders is just one of the forums where we engage with shareholders, it is an important one. Physical attendance at our meetings was dwindling prior to our adoption of a virtual only annual meeting and participation has subsequently increased. In addition, a virtual only meeting saves the Company's and our shareholders' time and money and reduces our environmental impact. We welcome your suggestions on how we can improve our virtual Annual Meeting of Shareholders and make it more effective and efficient.

How does the Board recommend that I vote?

The Board of Directors recommends a vote "FOR" each of the nominees for director, "FOR" the Say on Pay Proposal, and "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2019.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on February 6, 2019, you are entitled to vote at the meeting.

As of the record date, 50,856,446 shares of common stock of the Company ("Common Stock") were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the "shareholder of record" with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a "street name holder" you will receive a voting instruction card, which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of Common Stock are entitled to one vote per share. Therefore, a total of 50,856,446 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of Common Stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present at the online meeting and votes at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions provided in the voting instruction card provided to you by your broker, bank, trustee or nominee.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote at the online meeting as described in "Can I vote my shares during the virtual meeting?" below.

If you hold any shares of Common Stock in the H.B. Fuller Company 401(k) & Retirement Plan (the "401(k) Plan"), you are being provided access to the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the plan trustee. The shares held in the 401(k) Plan will be voted by the plan trustee.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

It means you hold shares of Common Stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

Can I vote my shares during the virtual meeting?

Yes. If you are a shareholder of record, you may attend the meeting and vote your shares electronically during the online meeting by visiting www.virtualshareholdermeeting.com/FUL2019. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts. However, even if you currently plan to attend the online meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the online meeting.

If you hold your shares of Common Stock in street name, you may vote your shares electronically during the online meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote such shares during the meeting.

If you are a participant in the 401(k) Plan, you may submit a proxy vote as described above, but you may not vote your 401(k) Plan shares during the online meeting.

What vote is required for the proposals to be approved?

Each director is elected by a plurality of the votes cast. However, if a nominee for director receives a greater number of votes "withheld' from his or her election than votes "for" such election, the director shall submit to the Board a letter of resignation for consideration. See the heading "Director Elections" in the "Corporate Governance" section of this Proxy Statement for more information. With respect to the Say On Pay Proposal and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on each proposal is required, provided that the total number of shares of Common Stock that vote in favor of the proposal represents more than 25% of the shares outstanding on the record date.

How are votes counted?

Shareholders may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for election to the Board. Shareholders may vote "FOR," "AGAINST" or "ABSTAIN" on the Say on Pay Proposal and on the ratification of the appointment of KPMG LLP.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on any proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this withholding of authority to vote will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be "broker non-votes" and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Your broker or nominee may not vote your shares on the election of directors or the Say on Pay Proposal unless it receives voting instructions from you.

What if I do not specify how I want my shares voted?

If you do not specify on your returned proxy card or voting instruction card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, we will vote them:

•	FOR all of the nominees for director;

•	FOR the Say on Pay Proposal;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending November 30, 2019; and

•	with respect to such other matters that may properly come before the meeting, in accordance with the judgment of the persons named as proxies.

Can I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the online meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting electronically at the online meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements which are not expected to exceed $15,000 in total.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Are the proxy and related materials available electronically?

Yes.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 4, 2019

Our Proxy Statement and 2018 Annual Report, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

Will any other business be considered at the meeting?

Our Bylaws provide that a shareholder may present a proposal at the annual meeting that is not included in this Proxy Statement only if proper written notice was received by us. No shareholder has given the timely notice required by our Bylaws in order to present a proposal at the annual meeting. The Board does not intend to present any other matters for a vote at the annual meeting. If you wish to present a proposal at the 2020 Annual Meeting, please see "How can a shareholder present a proposal at the 2020 Annual Meeting?" As of the date of this Proxy Statement, we do not know of any other business to be presented for consideration at the annual meeting.

How can a shareholder present a proposal at the 2020 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2020 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on October 23, 2019. The proposal must comply with SEC rules regarding the inclusion of shareholder proposals in company-sponsored proxy materials and with the requirements set forth in our Bylaws. Please contact our Corporate Secretary for a copy of such rules and for a description of the steps outlined in our Bylaws that must be taken to present such a proposal.

If a shareholder wishes to present a proposal at the 2020 Annual Meeting that would not be included in our Proxy Statement for such meeting, the shareholder must provide notice to us no later than January 6, 2020 and no earlier than December 6, 2019. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

How can a shareholder get a copy of the Company's 2018 Annual Report on Form 10-K?

Our 2018 Annual Report, including our Annual Report on Form 10-K for the year ended December 1, 2018, accompanies this Proxy Statement. The 2018 Annual Report, including our Annual Report on Form 10-K, is also available via the internet in the "Financial" section of our Investor Relations page of our website (www.hbfuller.com). If requested, we will provide you a paper copy of the 2018 Annual Report, including our Annual Report on Form 10-K without charge. We will also provide you with copies of any exhibits to the Form 10-K, upon written request and upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request a paper copy of the 2018 Annual Report, or paper copies of exhibits to the Form 10-K by writing to the Corporate Secretary, H.B. Fuller Company, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Where can I find information about the Company's sustainability efforts, corporate giving and employee volunteerism?

H.B. Fuller is deeply committed to ensuring that the communities where we live and work thrive.  With a direct presence in more than 40 countries, H.B. Fuller has an opportunity to strengthen communities across the globe through sustainability efforts, corporate giving and employee volunteerism. Our most recent sustainability report is available in the "Corporate Responsibility" section of our website, www.hbfuller.com. This report and our website are not incorporated by reference in, and are not part of this Proxy Statement.

Who is the Corporate Secretary?

The Corporate Secretary is Timothy J. Keenan. The mailing address is the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how many shares of Common Stock each director and NEO beneficially owned as of January 28, 2019. The table also shows the beneficial ownership of Common Stock by all directors and executive officers of H.B. Fuller as a group. In general, "beneficial ownership" includes those shares of Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days and Common Stock underlying phantom stock units, time-based restricted stock units and performance-based restricted stock units that may be acquired, in certain circumstances, within 60 days. The detail of beneficial ownership is set forth in the following table. In addition, the table shows all shareholders known to us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and the shares beneficially owned by our directors and executive officers are not subject to any pledge.

	Amount and		Percent of
	Nature of		Common Stock
Name of Beneficial Owner	Beneficial Ownership		Outstanding
BlackRock, Inc.	7,497,141	[1]	14.74%
The Vanguard Group, Inc.	5,734,719	[2]	11.28%
State Street Corporation	4,041,203	[3]	7.95%
Janus Henderson Group PLC	3,079,732	[4]	6.06%
Mairs and Power, Inc.	2,645,827	[5]	5.20%

Daniel L. Florness	0	[6]	*
Thomas W. Handley	19,625	[6]	*
Maria Teresa Hilado	21,145	[6]	*
J. Michael Losh	106,906	[6]	*
Ruth S. Kimmelshue	0	[6]	*
Lee R. Mitau	97,229	[6,7]	*
Dante C. Parrini	14,736	[6]	*
John C. van Roden, Jr.	50,487	[6]	*
R. William Van Sant	36,217	[6]	*
James J. Owens	965,464	[8]	1.87%
John J. Corkrean	54,426	[9]	*
Traci L. Jensen	125,443	[10]	*
Heather A. Campe	88,479	[11]	*
Patrick M. Kivits	51,763	[12]	*
All directors and executive officers as a group (21 people)	2,012,081	[13]	3.83%

*	Indicates less than 1%.

(1)

This information is based on a Schedule 13G/A filed with the SEC on January 28, 2019 reporting beneficial ownership as of December 31, 2018. BlackRock, Inc., a parent holding company, reported that it has sole voting power over 7,381,278 shares and sole dispositive power over all of the shares. The holder's address is 55 East 52nd Street, New York, New York 10055.

(2)

This information is based on a Schedule 13G/A filed with the SEC on February 11, 2019 reporting beneficial ownership as of December 31, 2018. The Vanguard Group, Inc., an investment adviser, reported that it has sole voting power over 90,913 shares, shared dispositive power over 92,613 shares and sole dispositive power over 5,642,106 shares. The holder's address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

This information is based on a Schedule 13G filed with the SEC on February 13, 2019 reporting beneficial ownership as of December 31, 2018.  State Street Corporation, a holding company, reported that it has shared voting power over 3,683,376 shares and shared dispositive power over all of the shares.  SSGA Funds Management, Inc., a subsidiary of State Street Corporation beneficially owns 2,565,725 of the 4,041,203 shares noted in this table as beneficially owned by State Street Corporation.  The holder's address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(4)	This information is based on a Form 13F-HR filed with the SEC on February 6, 2019 reporting holdings as of December 31, 2018. Janus Henderson Group PLC reported that it shared voting power over 2,948,832 of these shares and no voting power over the remaining 130,900 shares. The holder's address is Janus Henderson Group PLC, 201 Bishopsgate, London, United Kingdom EC2M 3AE.

(5)

This information is based on a Schedule 13G/A filed by the holder with the SEC on February 14,  2019 reporting beneficial ownership as of December 31, 2018. Mairs and Power, Inc., an investment advisor, reported that it has sole voting power over 2,208,805 shares and sole dispositive power over 2,645,827 shares. The holder's address is W-1520 First National Bank Building, 332 Minnesota Street, Saint Paul, Minnesota 55101.

(6)

Includes shares of Common Stock subject to phantom stock units credited to the accounts of directors who participate in the Directors' Deferred Compensation Plan, described under the heading "Director Compensation," that may be acquired, in certain circumstances, within 60 days. The number of units credited to each director participating in this plan that may be acquired within 60 days is as follows:

Thomas W. Handley	18,278	Dante C. Parrini	13,395
Maria Teresa Hilado	19,799	John C. van Roden, Jr.	35,526
J. Michael Losh	103,309	R. William Van Sant	18,552
Lee R. Mitau	54,456

Excludes shares of Common Stock subject to phantom stock units credited to the accounts of directors who participate in the Directors' Deferred Compensation Plan, described under the heading "Director Compensation" that may not be acquired within 60 days. The number of units credited to each director participating in this plan that are excluded from the table is as follows:

Daniel L. Florness	2,061	Lee R. Mitau	106,616
Thomas W. Handley	23,551	R. William Van Sant	82,183
Ruth S. Kimmelshue	2,061

None of the phantom stock units are entitled to vote at the meeting.

(7)	Includes 100 shares held by Mr. Mitau's daughter and over which Mr. Mitau does not have voting control.

(8)

Includes 350 shares held in trust under the 401(k) Plan, 280 shares held jointly by Mr. Owens' wife and son and over which Mr. Owens does not have voting control and 778,436 shares that could be issued pursuant to stock options which are currently exercisable.

(9)	Includes 33,847 shares that could be issued pursuant to stock options which are currently exercisable.

(10)	Includes 104,767 shares that could be issued pursuant to stock options which are currently exercisable.

(11)	Includes 73,835 shares that could be issued pursuant to stock options which are currently exercisable.

(12)	Includes 46,713 shares that could be issued pursuant to stock options which are currently exercisable.

(13)

Includes 1,604 shares held in trust under the 401(k) Plan, 1,348,040 shares that could be issued pursuant to stock options which are currently exercisable, 4,799 time-based and performance-based restricted stock units and 263,315 phantom stock units credited to directors' individual H.B. Fuller Common Stock accounts under the Directors' Deferred Compensation Plan that may be acquired, in certain circumstances, within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership of H.B. Fuller's securities with the SEC. These reports are available for review on our website (www.hbfuller.com) in the "Financial" section of the Investor Relations page. Directors and executive officers are required to furnish us with copies of these reports. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2018.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal

The Board of Directors is currently composed of ten directors and is divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class II directors, consisting of James J. Owens, Dante C. Parrini and John C. van Roden, Jr., will expire at the annual meeting. They are being nominated to serve an additional three-year term of office until the 2022 annual meeting and until their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected. For information on how a shareholder may suggest a person to be a nominee to the Board, see "How can a shareholder suggest a candidate for election to the Board?"

Unless earlier terminated due to retirement or resignation, the term of office for Class III directors, consisting of Daniel L. Florness, J. Michael Losh, Lee R. Mitau and R. William Van Sant, will expire at the annual meeting in 2020, and the term of office for Class I directors, consisting of Thomas W. Handley, Maria Teresa Hilado, and Ruth S. Kimmelshue, will expire at the annual meeting in 2021. All of the directors except Mr. Florness, were elected to the Board of Directors by the shareholders. Mr. Florness, who was appointed during fiscal 2018, was recommended by Mr. Owens as a potential director to the Corporate Governance and Nominating Committee for consideration.

If, for any reason, any nominee becomes unable to serve before the election, the persons designated as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class II directors.

The Board of Directors recommends a vote FOR election of each of the nominees.

Who are the nominees?

The nominees provided the following information about themselves as of January 31, 2019.

Class II (Term Ending in 2019)

James J. Owens
Age 54	Biography
Director since 2010 Committees: None

President and Chief Executive Officer (2010-present) of H.B. Fuller Company. Previously, Senior Vice President, Americas (2010); Senior Vice President, North America (2008–2010); Senior Vice President of Henkel Corporation, a global manufacturer of home care products, cosmetics, toiletries and adhesives products (2008).

Qualifications

Mr. Owens brings to the Board his extensive experience in the global adhesives business. In addition to his experience with H.B. Fuller and Henkel, Owens spent 22 years with National Starch's adhesive business, a division of ICI (Imperial Chemical Industries Limited) in a variety of management positions, including experience as a Corporate Vice President and General Manager and as a Vice President and General Manager of Europe/Middle East and Africa. Also, Mr. Owens currently serves as a director of the American Chemical Association. Mr. Owens brings to Board discussions and deliberations his deep knowledge of the adhesives industry and public company Board experience and is the voice of management on the Board.

Other Public Company Boards: Donaldson Company, Inc.

Dante C. Parrini
Age 54	Biography
Director since 2012 Committees: Compensation, Corporate Governance and Nominating

Chairman and Chief Executive Officer (2011-present), P.H. Glatfelter Company ("Glatfelter"), a leading global supplier of engineered materials. Previously Executive Vice President and Chief Operating Officer (2005-2010).

Qualifications

Mr. Parrini brings to the Board a broad range of management experience, CEO experience and public company Board experience. In his different capacities during 22 years at Glatfelter, he has had responsibility for worldwide operations (including global profit and loss), international and domestic sales, marketing, new product development, global supply chain management, information technology, human resources, and strategy and development.

Other Public Company Boards: P.H. Glatfelter Company

John C. van Roden, Jr.
Age 69	Biography
Director since 2003 Committees: Audit (Chair), Corporate Governance and Nominating

Independent Director. Previously, Presiding Director (2010–2014) of Airgas, Inc. ("Airgas"), the nation's leading single-source supplier of gases, welding equipment and supplies, and safety products; Chairman of the Board of Airgas (2010-2011); Executive Vice President and Chief Financial Officer (2003–2007) and Consultant (2007-2009), P.H. Glatfelter Company ("Glatfelter"), a global supplier of specialty papers and fiber-based engineered materials.

Qualifications

Mr. van Roden brings to the Board a broad range of management, finance and corporate governance experience. During the course of his career, Mr. van Roden has held leadership roles in the finance area for a number of public companies, including as the Chief Financial Officer of Glatfelter, Conectiv, LLC (an energy company) and Lukens, Inc. (specialty steel manufacturer). This expertise, along with his extensive experience serving on the boards of several other public companies, provides additional depth to our Board's leadership and governance capabilities. During his 16 years of service on our Board, Mr. van Roden has developed extensive knowledge of our Company and its businesses. He has been Chair of the Company's Audit Committee since 2015.

Other Public Company Boards: Airgas, Inc.
The Board of Directors has determined that Mr. van Roden is an audit committee financial expert as that term is defined under the rules of the SEC.

How can a shareholder suggest a candidate for election to the Board?

The Corporate Governance and Nominating Committee of the Board nominates all candidates for election to the Board. Generally, current directors or third party search firms engaged by the Corporate Governance and Nominating Committee identify candidates for consideration by the Committee. No third party search firm was engaged during fiscal 2018. The Corporate Governance and Nominating Committee will review all candidates to the Board of Directors, including an assessment of a candidate's judgment, experience, independence and such other factors as the Corporate Governance and Nominating Committee concludes are pertinent in light of the Board's needs. The Board of Directors believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity. The Board of Directors considers each of these factors when evaluating director candidates and evaluates the makeup of the Board of Directors with regard to these factors on an ongoing basis as it searches for and asks director candidates to join the Board. The Corporate Governance and Nominating Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to invite any candidate to join or stand for re-election to the Board. The Committee will consider candidates recommended by any shareholder using the same criteria set forth above. Recommendations may be sent to the Corporate Governance and Nominating Committee in care of the Corporate Secretary of H.B. Fuller. No shareholder recommended any candidate during fiscal year 2018.

Who are the remaining directors?

The directors not standing for election at the meeting and whose service will continue until the end of their respective terms provided the following information about themselves as of January 31, 2019.

Class III (Term Ending in 2020)

Daniel L. Florness
Age 55	Biography
Director since 2018 Committees: Audit and Compensation

President and Chief Executive Officer (2016-present), Fastenal Company ("Fastenal"), which provides fasteners, tools, and supplies to companies to manufacture products, build structures, protect personnel, and maintain facilities and equipment. Previously, Executive Vice President and Chief Financial Officer (2002-2015) and Chief Financial Officer (1996-2002) of Fastenal, Senior Manager (1986-1996), KPMG LLP.

Qualifications

Mr. Florness brings to the Board a broad range of financial and management experience, CEO experience and public company Board experience. Prior to becoming CEO at Fastenal, his responsibilities included finance, leadership of a portion of a manufacturing division, product development and procurement, and Fastenal's national accounts business. He also brings deep knowledge and understanding of corporate strategy, and experience growing a business from a $250 million business with operations in two countries to a $5.0 billion global entity with a direct presence in 24 countries.

Other Public Company Boards: Fastenal Company

J. Michael Losh
Age 72	Biography
Director since 2001 Committee: Corporate Governance and Nominating

Independent Director and Chairman of MASCO Corporation ("MASCO"), a global leader in the design, manufacture and distribution of branded home improvement and building products. Previously, interim Chief Financial Officer (2004–2005) of Cardinal Health, Inc., a provider of products and services for the health care market; Chairman of Metaldyne Corporation (2000-2002) (now a wholly-owned subsidiary of Asahi Tec Corporation), a global designer and supplier of high quality, metal-formed components, assemblies and modules for the transportation industry; Chief Financial Officer (1994-2000) and various roles (1964-1994) at General Motors Company ("GM").

Qualifications

Mr. Losh brings to the Board a wealth of global operating, financial and accounting experience through his 36-year career at GM, where he held a variety of roles in the United States, Brazil and Mexico. He also contributes extensive audit committee and corporate governance expertise, gained through his service on several other public company boards. During his 18 years of service on our Board, Mr. Losh has developed an in-depth knowledge of the Company and its businesses.

Other Public Company Boards: Prologis, Inc. (Prologis), Aon plc ("AON"), MASCO and Cardinal Health, Inc. ("Cardinal Health"). Chairman of the audit committees of Prologis, AON and Cardinal Health. Chairman of the nominating and governance committee at MASCO.

Lee R. Mitau
Age 69	Biography
Director since 1996, Chairman of the Board since 2006 Committees: Corporate Governance and Nominating (Chair) and Compensation	Chairman of the Board, H.B. Fuller Company (2006-present) and Graco Inc. ("Graco"). Previously, Executive Vice President and General Counsel (1995-2013) of U.S. Bancorp.
Qualifications

Mr. Mitau brings to the Board extensive public company legal and governance expertise. He is widely recognized as an expert in the area of corporate governance, and is a highly regarded speaker on the topic of corporate governance. He has expertise in the areas of corporate governance, corporate finance and mergers and acquisitions through his career as a practicing attorney with a global law firm, where he headed the firm's corporate and securities practice. Since 1990, he has also served on the board of Graco. During his 23 years of service on the Board, Mr. Mitau has developed an in- depth knowledge of our Company and its businesses. Mr. Mitau's unique combination of experiences makes him particularly well-qualified to serve as our Chairman.

Other Public Company Boards: Chairman of the Board of Graco Inc.

R. William Van Sant
Age 80	Biography
Director since 2001, Vice Chairman of the Board since 2011 Committees: Compensation (Chair), Corporate Governance and Nominating

Vice Chairman of the Board (2011-present); Executive Chairman and Director (2015), Builtrite Holdings, LLC ("Builtrite"), a portfolio company of TJM Capital Partners, which designs and produces truck mount and stationary electric material handlers and material handling attachments; Operating Partner, TJM Capital Partners ("TJM"), a private equity boutique; Senior Advisor (2014), Yukon Partners II, L.L.C. ("Yukon") a mezzanine fund; Senior Advisor (2014) and Senior Operating Partner (2012-2014), Tenex Capital Management L.P. ("Tenex"), a private equity fund. Previously, operating partner (2008-2013) of Stone Arch Capital, LLC, a private equity firm; President and Chief Executive Officer (2006-2007) of Paladin Brands Holding, Inc., which manufactures attachments for construction equipment; Chairman (2003-2006) and Chairman and Chief Executive Officer (2003-2005), of Paladin Brands, LLC; operating partner (2001-2006) of Norwest Equity Partners, a private equity firm. Mr. Van Sant also held roles of increasing responsibility over a nearly 30-year career at John Deere Company.

Qualifications

Mr. Van Sant brings to the Board expertise in management, finance and manufacturing operations, experience he has acquired over many years as a director, chairman or chief executive officer with a variety of manufacturing companies, including those listed above as well as Nortax Inc., Lukens, Inc., Blount Inc., Cessna Aircraft Company and Graco Inc. In addition to actively advising private equity funds and their portfolio companies, Mr. Van Sant may from time to time serve as a director on portfolio companies, and take ownership interests in the funds and portfolio companies he advises.  Mr. Van Sant also brings a wealth of merger and acquisition experience and governance experience to our Board. Mr. Van Sant was appointed Vice Chairman of our Board of Directors in 2011. In addition, Mr. Van Sant has a detailed understanding of our company and its businesses through his service on our Board during the past 18 years.

Other Public Company Boards: Graco Inc. Member of the audit and governance committees of Graco.

Class I (Term Ending in 2021)

Thomas W. Handley
Age 65	Biography
Director since 2010 Committees: Audit, Compensation

President and Chief Operating Officer (2012-present) of Ecolab Inc. ("Ecolab"), a global company providing businesses with solutions for clean water, safe food, abundant energy and healthy environments. Previously, a variety of senior management positions (2003-2012) of increasing responsibility at Ecolab at the senior vice president, executive vice president and business president levels, including leading strategic planning for the company and leading a number of its domestic and global industrial, foodservice, healthcare and service businesses; various management positions (1981-2003) with The Procter & Gamble Company ("P&G"), including serving as Vice President and General Manager for P&G's paper products businesses in Japan and Korea and as a Vice President for Strategic Planning and Marketing of the Global Feminine Care business; Mr. Handley also managed various businesses in Mexico and Latin America for P&G.

Qualifications

Mr. Handley brings to our Board a valuable operating perspective due to his broad experience in a variety of markets and businesses both domestically and internationally while at P&G and Ecolab. He also has experience with increasing Ecolab's presence in new markets, something which is critical to H.B. Fuller's growth strategy. In addition, Mr. Handley has governance experience in a variety of settings, both from a management perspective at Ecolab, as a member on another public company board and as a current and former board member of several non-profit organizations and foundations.

Other Public Company Boards: Republic Services, Inc.
The Board of Directors has determined that Mr. Handley is an audit committee financial expert as that term is defined under the rules of the SEC.

Maria Teresa Hilado
Age 54	Biography
Director since 2013 Committees: Audit, Compensation

Independent Director. Previously, Chief Financial Officer (2014-2018), Allergan plc ("Allergan") a global pharmaceutical company; Senior Vice President (2009-2014), Finance and Treasurer at PepsiCo, Inc. ("PepsiCo"); Vice President and Treasurer (2008-2009) at Schering-Plough Corp., a pharmaceutical company now known as Merck & Co.; variety of senior finance roles (1990-2007) including Assistant Treasurer, at General Motors ("GM") Corporation, including positions in M&A, labor negotiations and treasury; Chief Financial Officer (2001-2005) of General Motors Acceptance Corporation Commercial Finance.

Qualifications

Ms. Hilado brings to our Board strategic leadership experience, providing our Board with her broad and extensive experience in the areas of corporate finance and treasury operations, including commercial finance, internal controls, audit, investor relations, tax, pensions, insurance, global procurement and other international finance and treasury functions; skills that are particularly helpful in her service on our Board's Audit Committee. She also has demonstrated business acumen, global experience and strategic insight, skills that greatly enhance our Board.

Other Public Company Boards: Campbell Soup Company, Zimmer Biomet Holdings, Inc.
The Board of Directors has determined that Ms. Hilado is an audit committee financial expert as that term is defined under the rules of the SEC.

Ruth S. Kimmelshue
Age 56	Biography
Director since 2013 Committees: Audit, Compensation

Corporate Senior Vice President, Business Operations & Supply Chain (2015-present), Cargill, Incorporated ("Cargill"), a global company providing food, agriculture, financial and industrial products and services globally; member of Cargill's Executive Team. Previously, corporate leader (2015) for Cargill's Animal Protein and Salt businesses; Business Unit President (2013-2015) for Cargill Turkey & Cooked Meats; several positions (1999-2013) including Business Unit President of Cargill Salt, and Vice President, Commercial Manager of Cargill AgHorizons, and leader, Cargill Supply Chain Solutions; various positions (1986-1999), at Continental Grain, including roles in grain and oilseed merchandising and trading, facility and general management, economic analysis, and marketing and sales in the U.S. and Europe.

Qualifications

Ms. Kimmelshue brings to our Board a depth of experience in leading successful global businesses, coupled with her extensive experience in operations and supply chain, which is extremely valuable to the Board and our management team.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board, upon recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines, which summarize many of the corporate governance principles that the Board follows in governing H.B. Fuller. The guidelines are available for review on our website (www.hbfuller.com) in the "Governance" section of the Investor Relations page.

Code of Business Conduct

We have a Code of Business Conduct applicable to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of this Code of Business Conduct is available for review on our website (www.hbfuller.com) in the "Governance" section of the Investor Relations page.

Communications with Directors

Any shareholder may contact the Board, any Board committee or any independent director, by mailing a letter addressed to the attention of the Corporate Secretary. The Corporate Secretary reviews all communications, and after ascertaining whether such communications are appropriate to the duties and responsibilities of the Board, will forward such correspondence to the directors for their information and consideration. The Board has requested that the Corporate Secretary not forward the following types of communications to the Board: general solicitations for business or products; job applications or resumes; advertisements, junk mail and surveys; and any other communication that does not relate to the responsibilities of the Board.

Director Independence

Pursuant to our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange ("NYSE"), the Board has determined that all Board members, other than Mr. Owens, are independent. No director is considered independent unless the Board affirmatively determines that such director has no material relationship with H.B. Fuller. In assessing the materiality of any person's relationship with H.B. Fuller, the Board considers all relevant facts and circumstances, including not only direct relationships between H.B. Fuller and each director but also any relationships between H.B. Fuller and any entity with which a director is affiliated.

The Board reviewed certain transactions between H.B. Fuller and our directors and entities with which they are affiliated and determined that they were made or established in the ordinary course of business and that the directors had no direct or indirect material interest in the transactions. Mr. Florness, Mr. Handley and Ms. Kimmelshue recused themselves from this review and determination as it related to the entities with which they are affiliated. The Board considered customer-supplier transactions between: (i) the Company and Fastenal Company, of which Mr. Florness is the President and Chief Executive Officer, (ii) the Company and Ecolab, of which Mr. Handley is President and Chief Operating Officer and (iii) the Company and Cargill, of which Ms. Kimmelshue is Corporate Senior Vice President, Business Operations & Supply Chain. After consideration of these relationships, the Board of Directors determined that the directors had no direct or indirect material interest in the transactions. In addition, the dollar amounts involved in the transactions with Fastenal, Ecolab and Cargill fall below the thresholds set by the NYSE for director independence.

Meetings of the Board and the Board's Committees

Directors are expected to attend the Annual Meeting of Shareholders and all meetings (including teleconference meetings) of the Board and each committee on which they serve. During the 2018 fiscal year, the Board held nine meetings. The directors attended greater than 75% of the meetings of the Board and Board committees on which the directors served during the 2018 fiscal year. In addition, all the directors attended our Annual Meeting of Shareholders held on April 12, 2018.

What are the roles of the Board's committees?

The Board of Directors is responsible for the overall affairs of H.B. Fuller. The Board conducts its business through meetings of the Board and three standing committees: Audit; Compensation; and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The charters for each of these committees are available for review on our website (www.hbfuller.com) in the "Governance" section of the Investor Relations page. Information regarding the three standing committees is set forth below. When necessary, the Board may also establish ad hoc committees to address specific issues.

Audit Committee

John C. van Roden, Jr. (Chair)	Maria Teresa Hilado
Daniel L. Florness	Ruth S. Kimmelshue
Thomas W. Handley

Number of Meetings in fiscal year 2018:  Nine

Functions:    The Audit Committee reviews the Company's financial information and disclosures, appoints the independent registered public accounting firm to audit our consolidated financial statements, oversees the audit and the independence and performance of our independent registered public accounting firm, determines and pre-approves the type and scope of all audit, audit-related and non-audit services provided by our independent registered public accounting firm, oversees our internal audit function, reviews the performance of our retirement plans and reviews our annual audited consolidated financial statements, accounting principles and practices and the adequacy of internal controls. In addition, the Audit Committee reviews the Company's risk management policies and procedures to assess their adequacy and appropriateness in the context of the Company's business and operating environment. This Committee also monitors compliance with legal and regulatory requirements, our Code of Business Conduct and our Policy and Procedures Regarding Transactions with Related Persons.

All of the members of the Audit Committee are considered independent as that term is defined by our Corporate Governance Guidelines, the listing standards of the NYSE and the applicable rules and regulations of the SEC. The Board of Directors has also determined that John C. van Roden, Jr., Thomas W. Handley and Maria Teresa Hilado satisfy the requirements of an audit committee financial expert as such term is defined under the rules and regulations of the SEC. The Audit Committee Report for fiscal year 2018 is included in this Proxy Statement.

Compensation Committee

R. William Van Sant (Chair)	Ruth S. Kimmelshue
Daniel L. Florness	Lee R. Mitau
Thomas W. Handley	Dante C. Parrini
Maria Teresa Hilado

Number of Meetings in fiscal year 2018:  Five

Functions:  The Compensation Committee establishes overall compensation programs and practices for executives and reviews and approves compensation, including salary, incentive programs, stock-based awards, retirement plans, perquisites and other supplemental benefits, employment agreements, severance agreements, change in control provisions and other executive compensation items for our executive officers. The Compensation Committee monitors the competitiveness, fairness and equity of our retirement plans and administers our stock-based compensation plans and individual awards.

The Compensation Committee annually reviews and approves compensation for our non-employee directors including retainers, fees, stock-based awards, and other compensation and expense items.

The Compensation Committee may delegate its authority to the Chair of the Compensation Committee to accelerate vesting of outstanding awards. The Committee intends this delegation of authority to be for situations of retirement or termination, and where it is impractical to obtain participation by all Committee members.

All of the members of the Compensation Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE. The Compensation Committee Report for fiscal year 2018 is included in this Proxy Statement.

Corporate Governance and Nominating Committee

Lee R. Mitau (Chair)	John C. van Roden, Jr.
J. Michael Losh	R. William Van Sant
Dante C. Parrini

Number of Meetings in fiscal year 2018:  Four

Functions:    The Corporate Governance and Nominating Committee reviews matters of corporate governance, including our organizational structure and succession planning. This Committee evaluates and recommends new director nominees and evaluates each current director prior to nominating such person for re-election. The Corporate Governance and Nominating Committee reviews a director's continued service if a director's occupation changes during his or her term. This Committee also evaluates the performance of the Chairman of the Board, the President and Chief Executive Officer, and the directors, and makes recommendations to the Board regarding any shareholder proposals.

The Corporate Governance and Nominating Committee considers shareholder recommendations for potential director nominees. See "How can a shareholder suggest a candidate for election to the Board?"

All of the members of the Corporate Governance and Nominating Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE.

Board's Role in Oversight of Risk

In General

The Board believes that effective enterprise risk management must be an integral part of Board and Committee deliberations and activities throughout the year. As part of the enterprise risk management, the Board engages in the following activities throughout the fiscal year:

•

The full Board of Directors reviews the Company's enterprise risk management process and a comprehensive assessment of key financial, operational and strategy risks identified by management, as well as mitigating practices.

•

The Company's strategy is reviewed with the Board on a regular basis and management considers input from the Board in setting and adjusting the Company's strategy. The full Board of Directors discusses risks related to the Company's annual financial plan and budget each fiscal year and risks related to the Company's strategy at meetings where the strategy is presented and reviewed.

•

The Board of Directors also encourages management to promote a corporate culture that integrates risk management into the Company's strategy and day-to-day business operations in a way that is consistent with the Company's targeted risk profile.

•

Each committee conducts its own risk assessment and management activities throughout the year (some of which are highlighted in the section on Board committees above), and reports its conclusions to the Board.

Through these processes, the Board oversees a system to identify, assess and address material risks to the Company on a timely basis. In addition, the Board's leadership structure, as described below in the section titled "Board Leadership Structure" supports its role in risk oversight. The Company presently has a separate Chairman of the Board and Chief Executive Officer. When those positions are combined, we have an independent Presiding Director. We have strong independent directors chairing each of our Board Committees, all of which are involved in risk oversight, and there is open communication between management and the non-employee directors.

Risk Assessment of Compensation Programs

Management conducted a risk assessment of the Company's policies and programs relating to the compensation of employees, including those that apply to our executive officers. Management discussed the findings of the risk assessment with the Compensation Committee. Based on the assessment, the Company believes that its compensation policies and practices create an appropriate balance between our base salary compensation, short-term incentive compensation and long-term incentive compensation, thereby reducing the possibility of imprudent risk-taking and that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board of Directors does not require the separation of the offices of Chairman and Chief Executive Officer. Separation of these offices is an issue that is to be addressed as part of the Company's succession planning. When the Chairman and Chief Executive Officer are separate offices, the Chairman will serve as the Presiding Director. However, when the Chief Executive Officer also holds the position of Chairman, a Presiding Director will be appointed by the Board to further the achievement of a strong, independent Board with an appropriate balance between the Board and the Chief Executive Officer. In such cases, the Chair of the Corporate Governance and Nominating Committee shall serve as the Presiding Director.

Mr. Mitau has served as our independent Chairman of the Board since December 2006 and, in this capacity, has acted as the Presiding Director at Board of Director meetings and during executive sessions of the non-management directors. Our Board has separated the roles of Chairman of the Board and Chief Executive Officer since 2006. Mr. Mitau serves as the Chairman of the Board of Graco Inc. and has significant public company experience. The Chief Executive Officer, in consultation with the Chairman, establishes the agenda for each Board meeting. At the beginning of each fiscal year, the Chairman also publishes a schedule of topics to be discussed. In addition, Mr. Van Sant has served as Vice Chairman of the Board since fiscal 2011 and in this role he provides special assistance, oversight and guidance to the Chairman of the Board in performing the duties of the Chairman, and he provides counsel to the Chief Executive Officer.

Director Elections

With respect to the election of directors, our Board has adopted a so-called "plurality-plus" standard. In accordance with procedures set forth in our Corporate Governance Guidelines, at any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall submit to the Board a letter of resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall promptly consider the resignation offer and recommend to the full Board whether to accept it. In considering whether to accept or reject the resignation offer, the Corporate Governance and Nominating Committee will consider all factors deemed relevant by members of the Corporate Governance and Nominating Committee, including, without limitation, (i) the perceived reasons why shareholders withheld votes "for" election from the director, (ii) the length of service and qualifications of the director, (iii) the director's contributions to the Company, (iv) compliance with listing standards, (v)  the purpose and provisions of the Corporate Governance Guidelines, and (vi) the best interests of the Company and its shareholders. To the extent that one or more directors' resignation is accepted by the Board, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee or Board deliberations regarding whether to accept the offer of resignation. The Board will act on the Corporate Governance and Nominating Committee's recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the Board will publicly disclose its decision whether to accept the director's resignation offer.

Board Performance Evaluation

The Board of Directors has a practice of annually reviewing its performance, and the performance of its committees and individual directors. Extensive input is received from each director during these annual performance reviews, as well as during the course of the year, through written evaluation forms and other informal means of communication with the Chairman, Vice Chairman and other members of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has a written policy and procedures for the review, approval or ratification of transactions with executive officers, directors and nominees for director, any person who is a security holder known to us to be the beneficial owner of more than five percent of any class of our stock, and immediate family members of these parties. In general, the policy provides that certain transactions with these related persons are subject to the review, approval and/or ratification of the disinterested members of the Audit Committee. If ratification of a transaction is not forthcoming, management must make all reasonable efforts to cancel or annul that transaction. If a transaction with a related party is entered into without the pre-approval of the Audit Committee, it shall not be deemed to violate these policies and procedures, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee for ratification as promptly as reasonably practical after it is entered into or brought to the Company's attention. All executive officers and directors of H.B. Fuller are informed in writing on an annual basis of these policies and procedures. The Audit Committee may use any process and review any information that it determines is reasonable in order to determine if a transaction is fair and reasonable and on terms no less favorable to H.B. Fuller than could be obtained in a comparable arm's length transaction with a third party unrelated to H.B. Fuller.

In addition, on an annual basis, each of our directors and executive officers completes a questionnaire and discloses information regarding entities with which they and their immediate family members are affiliated. Any person nominated for election as a director must complete a questionnaire no later than the date he or she becomes a member of the Board of Directors. Any person who becomes an executive officer must complete a questionnaire as soon as reasonably practicable thereafter.

Our Audit Committee annually reviews all transactions and relationships disclosed in the director and officer questionnaires and approves or ratifies, as applicable, any transactions with related persons. The Board of Directors makes a formal determination regarding each director's independence.

During fiscal year 2018, we had transactions, arrangements and relationships with entities with which some of our related persons, specifically certain of our directors, are affiliated. However, in accordance with the procedures in the Company's policy, the Audit Committee determined that those related persons had no direct or indirect material interest in those transactions, arrangements and relationships.

DIRECTOR COMPENSATION

The form and amount of compensation for each non-employee director is determined and reviewed at least annually by the Compensation Committee. Such compensation reflects the practices of boards of similar public companies and is comprised of cash and H.B. Fuller Common Stock (or its equivalents). Similar to our executive compensation policy, the practice of generally aligning to the market median/50th percentile also applies to our non-employee director compensation.

2018 Review of Director Compensation

For the fiscal 2018 review, the Compensation Committee used Conduent to provide ongoing advice and information regarding design and implementation of the Company's director compensation programs as requested by the Compensation Committee. See further discussion regarding the Compensation Committee's independent consultants under the heading "Independent Compensation Consultant" in the Compensation Discussion and Analysis section in this Proxy Statement. At its July 2018 meeting, the Compensation Committee reviewed a market analysis conducted by Conduent relating to non-employee director compensation, including annual board retainers, committee chair retainers and annual stock-based awards. The market analysis included our peer group (see section titled "Executive Compensation – Compensation Discussion and Analysis – Use of Competitive Market Data - Peer Group Data" in this Proxy Statement) and a subset of our peer group with revenues under $4.2 billion. We also use the Frederic W. Cook & Company 2017 Survey on Non-Employee Director Compensation Across Industry and Size (which includes 300 companies: 100 Small Cap (Less than $1B), 100 Mid Cap ($1B - $5B) and 100 Large Cap (Greater than $5B)), with mid cap company information as the primary point of reference.

After a review of the market comparison data, the Compensation Committee determined the non-employee directors' compensation program was competitive with the market median of companies and no changes were made to our non-employee directors' compensation program.

Cash Fees

The fees paid to our non-employee directors are set forth in the table below. Non-employee directors may elect to defer their fees into deferred phantom stock units or other deferred investments. If the director elects to defer their cash fees into phantom stock units, the number of phantom stock units received equals the cash retainer divided by the closing price of a share of the Company common stock on the payment date, plus the Company's 10% matching contribution as described below under Directors' Deferred Compensation Plan. Mr. Owens, our President and Chief Executive Officer, does not receive separate compensation for serving as a director or for attendance at any meeting.

The following fees are paid to our non-employee directors:

Annual Cash Retainers

Board Member	$90,000
Non-Executive Chairman	$70,000
Non-Executive Vice Chairman	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Governance and Nominating Committee Chair	$12,000

Equity Awards

Discretionary Annual Award of Deferred Phantom Stock Units	Valued at $115,000
One-time Initial Award of Restricted Stock Units	1,300 units

Expense Reimbursement

We also reimburse each director for any out-of-pocket expenses related to attendance at any meeting or arising from other H.B. Fuller business.

Equity Awards

In addition to the board and chair retainers described above, the Board believes it is important that each director have an economic stake in our Common Stock. As a result, the Compensation Committee typically makes an annual grant of deferred phantom stock units to each non-employee director, which pays out in shares of Common Stock under the terms of H.B. Fuller Company Directors' Deferred Compensation Plan ("DDCP") and pursuant to elections made by each director. This plan is described below.

On July 12, 2018, the Compensation Committee made a discretionary award in the amount of $115,000 to each non-employee director. This amount was divided by the fair market value of the Common Stock on the date of grant to determine the number of deferred phantom stock units awarded under the DDCP.

In addition, each non-employee director typically receives a one-time grant of restricted stock units upon his or her initial election to the Board. These restricted stock unit awards are granted under our H.B. Fuller Company 2018 Master Incentive Plan, which is described below. In general, these awards vest three years from the date of grant subject to continued service during that period. Mr. Florness received a grant of restricted stock units upon his election to the Board.

Directors' Deferred Compensation Plan

Under this plan, directors may elect to defer all or a percentage of their board and chair retainers into several investments. Deferred amounts are credited with gains and losses based on the performance of certain mutual funds or the Common Stock as elected by the director prior to deferring any fees. Directors who elect to defer their retainers into phantom stock units will eventually be paid out in shares of Common Stock. Phantom stock units are credited with dividend equivalents equal to the amount of dividends, if any, paid on an equal number of shares of the Common Stock. The dividend equivalents are converted into additional phantom stock units based on the fair market value of Common Stock on the dividend payment date. If a participant elects to defer retainers into the Common Stock account in this plan, we make a 10% matching contribution of additional phantom stock units to the amount invested in Common Stock by the director. The phantom stock units credited to the directors' accounts do not have voting rights. In addition, the Compensation Committee may make discretionary contributions to a participant's H.B. Fuller Common Stock account under this plan. As described above, during fiscal year 2018, the Compensation Committee exercised this discretion and awarded each non-employee director 2,048.45 deferred phantom stock units under this plan.

Any amounts deferred under this plan are paid in shares of Common Stock or cash (depending on the election made by the director) at the earliest to occur of:

•

The later of the date of the director's retirement (that is, the date of resignation or removal from the Board or the end of the director's elected term) or such other date as elected and specified by the director, which is subject to approval by the Compensation Committee and is made only at the time of the director's initial elections and is irrevocable;

•	disability;

•	death;

•	the date of a change in control of H.B. Fuller; or

•	the date of termination of the plan.

H.B. Fuller Company 2018 Master Incentive Plan

In 2018, we asked shareholder to approve the H.B. Fuller Company 2018 Master Incentive Plan (the "2018 Incentive Plan"). The shareholders approved replacing the H.B. Fuller Company 2016 Master Incentive Plan ("2016 Incentive Plan") with the 2018 Incentive Plan. Similar to the 2016 Incentive Plan, under the 2018 Incentive Plan, we may issue to non-employee directors restricted stock, restricted stock units, options, stock appreciation rights, performance awards or other stock-based awards. In addition, shares of H.B. Fuller Common Stock are issued under this plan to satisfy any requirements under the DDCP.

Physical Examinations

Non-employee directors are reimbursed for a preventative/diagnostic annual physical examination and local travel expenses. In fiscal year 2018, J. Michael Losh received reimbursement for a physical examination. This amount is shown in the "All Other Compensation" column of the "Director Compensation Table" in this Proxy Statement.

Matching Gifts to Educational, Arts and Cultural Organizations Program

Under this program, we match a non-employee director's contributions (up to $1,000) to eligible educational, arts and cultural institutions. These amounts are shown in the "All Other Compensation" column of the "Director Compensation Table" in this Proxy Statement.

Director Compensation Table – Fiscal Year 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation ($)[2]	Total ($)

Daniel L. Florness	45,000	187,982	404	233,386
Thomas W. Handley[3]	90,000	115,000	9,106	214,106
Maria Teresa Hilado[4]	90,000	115,000	9,000	214,000
Ruth S. Kimmelshue	90,000	115,000	907	205,907
J. Michael Losh[5]	90,000	115,000	10,573	215,573
Lee R. Mitau[6]	172,000	115,000	17,200	304,200
Dante C. Parrini	90,000	115,000	-	205,000
John C. van Roden, Jr.	110,000	115,000	-	225,000
R. William Van Sant[7]	135,000	115,000	14,500	264,500

(1)

The amounts in this column are calculated based on the fair market value of the Common Stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). Each non-employee director received an award of 2,048.45 deferred phantom stock units on July 12, 2018 with a grant date fair value of $115,000. Mr. Florness also received a grant of 1,300 RSUs on July 12, 2018 with a grant date fair value of $72,982.

The aggregate number of deferred phantom stock units and restricted stock units ("RSUs") held by each non-employee director as of December 1, 2018 were as follows:

Name	Deferred phantom stock Units (#)

Daniel L. Florness	2,061
Thomas W. Handley	41,829
Maria Teresa Hilado	19,799
Ruth S. Kimmelshue	2,061
J. Michael Losh	103,309
Lee R. Mitau	161,072
Dante C. Parrini	13,395
John C. van Roden, Jr.	35,526
R. William Van Sant	100,735

No non-employee director held any stock options as of December 1, 2018. Only Ms. Kimmelshue and Mr. Florness held RSUs as of 2018. As of 2018, Mr. Florness held 1,308 RSUs and Ms. Kimmelshue held 1,319 RSUs.

(2)

These amounts represent the following: for Mr. Florness, dividends paid on unvested restricted stock units in the amount of $404; for Mr. Handley, a 10% company match pursuant to the DDCP in the amount of $9,000 and a gift from the Company valued at $106; for Ms. Hilado a 10% company match pursuant to the DDCP in the amount of $9,000; for Ms. Kimmelshue, dividends paid on unvested restricted stock units in the amount of $801 and a gift from the Company valued at $106; for Mr. Losh, a 10% company match pursuant to the DDCP in the amount of $9,000, a matching gift by H.B. Fuller to a qualified educational institution of $1,000 and a director physical in the amount of $573; for Mr. Mitau, a 10% company match pursuant to the DDCP in the amount of $17,200; and for Mr. Van Sant, a 10% company match pursuant to the DDCP in the amount of $13,500 and a matching gift by H.B. Fuller to a qualified educational institution of $1,000.

(3)

Mr. Handley elected to receive 100% of his annual retainer in deferred phantom stock units in lieu of cash. That election resulted in the conversion of $90,000 into 1,744 phantom stock units. This amount does not include any dividend equivalents or match paid by the Company.

(4)

Ms. Hilado elected to receive 100% of her annual retainer in deferred phantom stock units in lieu of cash. That election resulted in the conversion of $90,000 into 1,744 phantom stock units. This amount does not include any dividend equivalents or match paid by the Company.

(5)

Mr. Losh elected to receive 100% of his annual retainer in deferred phantom stock units in lieu of cash. That election resulted in the conversion of $90,000 into 1,744 phantom stock units. This amount does not include any dividend equivalents or match paid by the Company.

(6)

Mr. Mitau elected to receive 100% of his annual retainer in deferred phantom stock units in lieu of cash. That election resulted in the conversion of $172,000 into 3,333 phantom stock units. This amount does not include any dividend equivalents or match paid by the Company.

(7)

Mr. Van Sant elected to receive 100% of his annual retainer in deferred phantom stock units in lieu of cash. That election resulted in the conversion of $135,000 into 2,616 phantom stock units. This amount does not include any dividend equivalents or match paid by the Company.

Stock Ownership Guidelines

We have goals for stock ownership by all non-employee directors. Our goal for director stock ownership is five times the annual board retainer within five years of becoming a director. A review of director stock ownership was conducted using June 30, 2018 stock values. At the time of this review, all directors have met or exceeded this goal or are on track to meet this goal within five years of being elected as a director. Mr. Florness was elected as a director on July 11, 2018. Therefore, he was not included in this review of stock ownership.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes our executive compensation program, including its underlying philosophy, policies and practices; significant executive compensation developments during the fiscal year; and the determinations made on material elements of compensation awarded to each of our executive officers listed in the "Summary Compensation Table" in this Proxy Statement (the "NEOs"). This discussion and analysis focuses on the information contained in the NEO compensation tables and accompanying footnotes and narrative for fiscal year 2018 which follows. We discuss compensation actions taken during fiscal years 2017 and 2019 to the extent they enhance the understanding of our executive compensation program for fiscal year 2018.

Elements of Executive Compensation. We use base salary, a short-term cash incentive plan and a long-term incentive plan with equity grants, as well as benefits, to attract and motivate our executive officers to achieve results that increase shareholder value. We generally align with the market median for the three main elements of compensation, and we review these elements each year. The emphasis on short-term and long-term incentive compensation reflects our pay-for-performance philosophy. See "Key Elements of Executive Compensation Program" on page 33.

Fiscal 2018 Business Results. Net income for the 2018 fiscal year was $171 million, or $3.29 per diluted share, versus net income of $59 million, or $1.15 per diluted share, in the 2017 fiscal year. Adjusted diluted earnings per share ("AEPS") in the 2018 fiscal year were $3.00, up 22 percent versus the prior year.

Net revenue for the 2018 fiscal year was $3,041 million, up 32 percent versus the 2017 fiscal year. Adjusting for the Royal Adhesives acquisition, and organic revenue ("OR"), defined as constant currency revenue less the impact from acquisitions, was up 3.7 percent.

Operating income ("OI") for the 2018 fiscal year was $255 million, up 99 percent from OI for fiscal year 2017 of $128 million. Adjusted operating income ("AOI") for 2018 was $300 million, up 54 percent versus $195 million in the 2018 fiscal year.

Within our Construction Adhesives segment, which accounts for 15 percent of our net revenue, segment revenue totaled $446.1 million for the 2018 fiscal year, an increase of 71 percent from the 2017 fiscal year.  Within our Americas Adhesives segment, which accounts for 36 percent of our net revenue, segment revenue totaled $1.1 billion for the 2018 fiscal year, an increase of 21% from the 2017 fiscal year, and segment operating income totaled $115.4 million, an increase of 26 percent from the 2017 fiscal year.  Within our EIMEA segment, which accounts for 24 percent of our net revenue, segment revenue totaled $738.6 million for the 2018 fiscal year, an increase of 30 percent from the 2017 fiscal year, and segment operating income totaled $40.1 million, more than doubled from the 2017 fiscal year.

For the 49th consecutive year, we implemented an increase in the amount of quarterly cash dividends paid to shareholders, with a 3 percent increase this year.

More information on our 2018 performance can be found on pages 35 - 37. Company-wide adjusted diluted earnings per share, adjusted operating income, constant currency revenue and organic revenue, as well as adjusted segment operating results, are non-GAAP financial metrics that are reconciled with the most directly comparable GAAP financial metrics in Annex A.

Performance Metrics. For our short-term incentive plan, we measure our success primarily by the Company-wide financial metrics which are aligned with our strategic plan and which are also used as metrics in our short-term incentive plan. These metrics consist of organic revenue, adjusted operating income ("AOI") and adjusted earnings per share ("AEPS"). Organic revenue is a measure that focuses on our growth without taking into account acquisitions or foreign currency fluctuations. AOI and adjusted Earnings before Interest, Taxes and Depreciation ("Adjusted EBITDA") are measures of operational effectiveness and profitability, and AEPS is an overall measurement of profitability and the effectiveness of the growth strategies we follow:

• to grow organically by targeting our growth efforts on specific segments where we see opportunity for competitive strength;

• to manage margins by properly pricing our products and controlling expenses;

• to efficiently deploy cash generated from operations in order to repay debt balances and return additional value to shareholders; and

• to effectively integrate the Royal Adhesives business and continue strong growth and profit enhancement in high value adhesive solutions.

Adjusted EPS and AOI exclude certain expenses that are non-recurring in nature, to better reflect ongoing operational results. A full reconciliation of these items is found in Annex A of this Proxy Statement.

Achieving the annual, short-term incentive plan targets for organic revenue, AOI and AEPS support the company's path to achieve its strategic financial targets for 2020. In addition, the strategic EBITDA and debt paydown targets are key components to the company's return on invested capital ("ROIC") metrics for its long-term strategic plan.

Performance and Compensation Outcomes. In fiscal year 2018, we exceeded the threshold level of performance for Company organic revenue, AOI and AEPS.

• Performance related to operating segment or key market short-term incentive metrics which factored into short-term incentives for our NEOs other than the CEO and CFO, was varied with all results exceeding threshold and some results exceeding the target metric.

STIP payments can range from 0% to 200% of target. In fiscal 2018, the achievements in our financial metrics resulted in short-term incentive payouts for our CEO and CFO of 85.3% of target and ranged from 77.3% to 88.1% of target for our other NEOs.

Please also see "Fiscal 2018 Short-Term Incentive Compensation" on page 35 for more information on our fiscal 2018 financial performance versus target.

For our long-term incentive plan, we use return on invested capital as adjusted ("ROIC") as the performance metric for half of the RSUs granted to our NEO, including our CEO. ROIC was selected as the LTIP performance metric because it is a common metric in the market for LTIP designs and it is a key measure for assessing how much profit a company is generating for every dollar that is invested, providing a clear picture of how efficiently a company is using the capital that has been invested in it to generate income. Based on the ROIC performance, one-third of the awards granted in 2016 and 2017 vested between threshold and target and one-third of the 2018 award vested above target. One-half of the CEO's RSUs vest if at least a threshold level of AEPS, AOI or organic revenue is met. At least one of these metrics was met for fiscal year 2018.

All equity awards granted in fiscal year 2018 are shown in the "Grants of Plan-Based Awards During Fiscal 2018" Table later in this Proxy Statement.

Executive Compensation Best Practices. The Company's compensation program features best practices, such as:

• a policy regarding "clawbacks" of executive officer and key manager incentive compensation, which allows the Compensation Committee the discretion to claw back incentive-based compensation in the event that there is a material restatement of the Company's financial statements or in the event of misconduct by an executive officer or key manager;

• a prohibition on hedging, pledging and certain other transactions in the Company stock by executive officers, including all of the NEOs.

• an emphasis on long-term equity awards to align the executives' interests with long-term goals and shareholder interests, with performance-based vesting for at least 50% of the RSU portion of the long-term equity award (100% of the CEO's restricted stock units are performance-based);

• a prohibition on repricing of stock options; and

• stock ownership goals for our executive officers, which are reviewed annually.

Philosophy

The philosophy of our executive compensation program is to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance that creates long-term value for our shareholders. We have designed and implemented our compensation programs for our executive officers to meet three principal goals:

•	Attract and retain qualified executive officers;

•	Motivate these individuals to achieve short-term and long-term corporate goals, without undue risk-taking; and

•	Promote equitable treatment of our executive officers, while considering external competitiveness and differences in job responsibilities.

To meet these goals, the Company has the following guidelines:

•	Pay compensation that is competitive with the practices of companies in a broad number of industries, including comparable companies in the chemical industry, with revenues comparable to our revenues;

•	Pay for performance by setting challenging performance goals for our executive officers and providing a short-term incentive plan that is based upon achievement of these goals; and

•

Provide long-term incentives in the form of stock options and restricted stock units that are designed to increase long-term shareholder value by aligning the interests of our executive officers with those of our shareholders.

We strive to keep the target value of each individual element of compensation at or near the market median/50th percentile, thereby maintaining target total compensation at or near the market median/50th percentile.

Use of Competitive Market Data

The Compensation Committee uses several surveys and data points when it reviews executive compensation as described below.

General Survey Data. This year, due to recent acquisitions, we chose a revenue cut category from $2-5 billion because revenue from our prior fiscal year was in this range and revenue from fiscal 2018 was expected to be in this range. The Compensation Committee uses published survey data from the following sources to analyze the appropriate level of compensation for our NEOs (see Section titled "Analysis of Fiscal 2018 Base Salaries" on page 34 for detail related to the CEO):

•AON Hewitt ($2.5-4.99 billion revenue categories for corporate positions (CFO) and relevant revenue categories for non-corporate positions (other NEOs))

•Willis Towers Watson ($2-4 billion revenue category for corporate positions (CFO) and relevant revenue categories for non-corporate positions (other NEOs))

The Company participates in both surveys. The Aon Hewitt survey includes 504 companies and is titled "AON Hewitt U.S. Total Compensation Measurement™ (TCM™) Total Compensation Industry – Executive and Senior Management - 2017", and the Willis Towers Watson survey includes 507 companies and is titled "Willis Towers Watson 2017 CDB General Industry Executive Compensation Survey Report – U.S."

In the case of Mr. Kivits, our Senior Vice President, EIMEA, the Compensation Committee reviews his total compensation relative to the market approximately every other year. Market data was provided by Willis Towers Watson in conjunction with Mr. Kivits' relocation to Switzerland in early fiscal 2018.

Peer Group Data.  Our peer group consists of the following companies:

Albemarle Corp.	Donaldson Company, Inc.	Nordson Corporation
Ashland Global Holdings Inc.	Ferro Corp.	Olin Corp.
Avery Dennison Corporation	FMC Corp.	Polyone Corp.
Cabot Corp.	Graco Inc.	RPM International Inc.
Celanese Corporation	Hexcel Corp.	A.Schulman, Inc.
Chemtura Corporation	International Flavors & Fragrances Inc.	Sensient Technologies Corp.
The Valspar Corporation

These companies represent comparable global, publicly-traded companies with revenues between $1.362 - $6.614 billion (for the most recent fiscal year). Due to acquisition activity, Chemtura Corporation, A Schulman, Inc., and The Valspar Corporation were removed from our peer group during 2018.

Use of Market Data in Fiscal 2018. When analyzing compensation paid to our NEOs, the Compensation Committee uses specific data that matches revenue and job responsibilities from the published surveys named above, based on availability, by position. For fiscal 2018, the above-referenced survey data used by the Compensation Committee to review total compensation (base salary, short-term incentive compensation and long-term incentive compensation) for our executive officers showed that our total compensation was generally in line with the market data matched according to revenue and job responsibilities.

In addition, for the NEOs, management and the Compensation Committee used the peer group data, in conjunction with the general surveys, as a reference point for compensation design considerations. This data was derived from the most recent proxy statement available for each peer company. The primary data sources for pay level information for our executive officers are the survey sources listed under the heading "General Survey Data." This survey data is supplemented by peer group data, which is adjusted for differences in the sizes of companies in the peer group.

The Compensation Committee uses survey data and peer group data because these sources of data are considered reliable market information. When we refer to competitive market data in the rest of this Compensation Discussion and Analysis, unless otherwise noted, we are referring to the "General Survey Data" and the "Peer Group Data" discussed above.

Compensation Process

The Compensation Committee reviews and approves all elements of compensation for our CEO, taking into account the Board of Directors' review and assessment of the performance of the CEO as well as competitive market data and information from our human resources personnel and the Compensation Committee's independent compensation consultant. The Compensation Committee also reviews and approves all elements of compensation for our other executive officers using the same sources noted above and taking into account the recommendations of the CEO.

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration factors related to our performance, such as our earnings and revenue growth, and business-unit-specific operational and financial performance. Other considerations include our business objectives, corporate responsibilities (including equity among executive officer positions and affordability), competitive practices and trends, and local legal requirements. In deciding on the type and amount of compensation for each executive officer, the Compensation Committee focuses on both the current pay and the opportunity for future increases in pay, and combines the compensation elements for each executive officer in a manner that optimizes the executive officer's incentive to contribute to the Company's success.

The Compensation Committee on occasion meets with the CEO and/or certain other executive officers to obtain recommendations with respect to our compensation program, practices and packages for executive officers and directors. The Compensation Committee considers, but is not bound to and does not always accept, management's recommendations with respect to executive compensation. The CEO typically attends the Compensation Committee's meetings, except when his compensation package is discussed. In addition, the Compensation Committee also holds executive sessions not attended by any members of management, including the CEO.

Independent Compensation Consultant

The Compensation Committee may use outside compensation consultants to provide compensation advice, competitive survey data and other reference market information related to trends and competitive practices in executive compensation. The Compensation Committee used Conduent, Inc. ("Conduent") through July 2018, and Willis Towers Watson ("WTW") beginning in August 2018, to provide ongoing advice and information regarding design and implementation of the Company's director and executive compensation programs as requested by the Compensation Committee. In addition, from time to time, management receives information from the independent compensation consultant in preparation for Compensation Committee meetings.  WTW provides broker services for insurance in Brazil but receives no direct payment from the Company. Conduent did no other work for the Company.

The Company also uses WTW for other services as noted below.

Services	Fees
Executive and Board compensation support	$37,117
Retirement Plan Benefits Administration and Actuarial Valuations (U.S.)	$396,540
Placement of Property and Casualty Insurances (U.S.)	$362,700
Retirement Plan Investment Advisory Services (EIMEA)	$86,848

All of the additional services performed by WTW, along with their affiliated companies, were approved by management and performed at the direction of management in the ordinary course of business. In assessing the independence of Conduent and WTW, the Compensation Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company by WTW and concluded that no conflict of interest exists that would prevent Conduent and WTW from independently advising the Committee.

A representative of the independent compensation consultant generally attends Compensation Committee meetings to serve as a resource for the Compensation Committee. To encourage independent review and discussion of executive compensation matters, the Compensation Committee and its chair may request meetings with the independent compensation consultant in executive session without management present.

The Role of Shareholder Say on Pay Votes. The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "Say on Pay Proposal"). At the Company's Annual Meeting of Shareholders held in April 2018, 59% of the votes cast on the Say on Pay Proposal were voted in favor of the proposal. Due to the outcome of this vote, which was below the Company's historical average outcomes in excess of 91%, the Company engaged in shareholder outreach during fiscal year 2018. See "Say-on-Pay Vote and Shareholder Engagement" earlier in the "Proxy Summary" section of this Proxy Statement for a summary of actions taken. The Compensation Committee will continue to take into account the outcome of the Company's Say on Pay Proposal votes.

Key Elements of the Executive Compensation Program

Element and Purpose	Features and Market Positioning
Base salary Attract and retain high caliber executive talent with competitive fixed compensation. Base salary is not performance based.

Each NEO's job is positioned in a salary grade based upon market data and an analysis of the related job responsibilities. Salary ranges are established to generally reflect competitiveness at the market median/50th percentile. Within these salary ranges, base salaries are set considering the experience and skills each NEO brings to the position. Salary increases are determined considering individual performance.

Short-term incentive (cash)

Aligns executive performance with achievement of annual company-wide financial goals and objectives, as well as segment and key market goals and objectives. Payouts are dependent on achievement of predetermined annual financial performance goals.

Short-term incentive awards are set for each executive officer so that the expected payout at target performance levels would result in competitive market levels of such compensation. Payments under the short-term incentive plan can range from no payment to a payment no higher than 200% of the target, based upon actual results.

The annual short-term incentive plan is designed to achieve several goals, including emphasizing the Company's commitment to competitive compensation practices, driving a high performance culture and ensuring accountability. The short-term incentive plan places emphasis on achievement of financial metrics and focuses attention on business results. It also reinforces the importance of measurable and aligned goals and objectives.

Long-term incentive (stock options, performance-based restricted stock units and time-based restricted stock units)

Non-qualified stock options ("NQSOs"), performance-based restricted stock units ("PSUs") and time-based restricted units ("RSUs") attract, retain and reward high caliber executive talent; reward for performance and ownership of common stock encourages long-term strategic decision making that is aligned with shareholder interests

Our long-term incentive plan ties a significant portion of our executive officers' total compensation to shareholder value creation, as measured by share price performance. The combination of NQSOs, PSUs and RSUs provides an appropriate balance between performance-based rewards and retention. Appreciation of H.B. Fuller Common Stock increases value of equity awards. PSUs can pay out between 0% and 200% of target.

Other Benefits (includes supplemental retirement and deferred compensation plans, severance, change-in-control and other perquisites)

Attract and retain high caliber executive talent. These benefits are not performance-based.

We provide NEOs market competitive perquisite and other benefit programs. Some of these benefits assist our executive officers so that they may efficiently use their time on our business. Our U.S.-based NEOs participate in the same health and welfare programs as all other U.S.-based Company employees.

 Fiscal 2018 Base Salaries

In General.    In January of each year, the Compensation Committee reviews and considers the annual performance of the CEO and the other NEOs. The effective date of annual merit increases is February 1st. In April, the Compensation Committee reviews the overall compensation (base salary, short-term incentive, long-term incentive and high-level review of benefits and perquisites) of all of the executive officers (excluding the CEO) for market competitiveness.

The amount of annual base salary and year-over-year increase for each of the NEOs in fiscal year 2018 are set forth in the following table.

Named Executive Officer	Base Salary as of 12/1/2017 ($)	Base Salary as of 2/1/2018 ($)	Percent Increase from 12/1/2017 to 2/1/2018 (%)

James J. Owens	1,067,846	1,121,238	5.0%

John J. Corkrean	479,000	493,000	2.92%[1]

Traci L. Jensen	465,515	470,000.96%

Heather A. Campe	424,000	430,000	1.42%

Patrick M. Kivits	500,050[2]	510,071[2]	2.0%[2]

(1)	Mr. Corkrean received a mid-year salary increase effective July 16, 2018. See discussion below under "Analysis of Fiscal 2018 Base Salaries".

(2)

The calculation of the percentage increase in Mr. Kivits' base salary is based on the increase from January 1, 2018 (the date of his relocation to Switzerland and change from base salary denominated in Euros to Swiss francs) to February 1, 2018. Mr. Kivits' base salary as of January 1, 2018 differs from the base salary reported for fiscal year 2017 in last year's proxy statement due to a change in location, payment partially in Swiss francs vs. Euros and different exchange rates used for financial reporting purposes. His compensation has been converted to U.S. dollars at the same exchange rate used for financial reporting purposes.

Analysis of Fiscal 2018 Base Salaries. In January 2018, the Compensation Committee reviewed Mr. Owens' base salary, short-term incentive target and long-term incentive target based on competitive market data, including the sources noted above. The Compensation Committee also reviewed market data relating to our peer group and a subset of our peer group with revenues under $4.2 billion. Based on this competitive market data review, there were no changes to the short-term and long-term incentive plan targets. Mr. Owens received a 5.0% merit increase after a review of his performance and the competitive market data review. Mr. Owens is in the fourth quartile of the CEO salary range.

Mr. Corkrean received a merit increase of 2.92%. Based on a review of market data for this position and Mr. Corkrean's performance, he received a mid-year promotion. Effective July 16, 2018, Mr. Corkrean received a 3.45% increase in base salary to $510,000. Mr. Corkrean's base salary was in the second quartile of the salary range for his position. Effective the same time, Mr. Corkrean's short-term incentive target increased from 65% of base salary to 75% of base salary. In addition, his long-term incentive annual target value increased from $500,000 to $750,000 effective for grants beginning in January 2019.

Ms. Jensen received a merit increase of 0.96%. Her base salary is in the second quartile of the salary range for her position. Ms. Campe received a merit increase of 1.42%. Ms. Campe's base salary is in the second quartile of the salary range for her position. Mr. Kivits received a merit increase of 2.0%. Mr. Kivits' base salary is in the third quartile of the salary range for his position.

For fiscal 2018, all merit increases for the NEOs fell within the Company's general merit increase guidelines for our general employee population. The range of increases provided to NEOs was 0.96% to 5%.

Fiscal 2018 Short-Term Incentive Compensation

In General.  Each year, the Compensation Committee establishes the annual cash incentive target opportunities as a percentage of base salary. Under the short-term incentive plan, the Compensation Committee may also consider extraordinary circumstances that may positively or negatively impact the achievement of the total Company performance objectives.

For fiscal 2018, based on market data, the annual cash incentive target opportunity for our executive officers ranged from 52% to 100% of base salary at a target level of performance. Potential payouts range from 0% to 200% of the target award based on attainment of operating segment, key market and/or Company-wide financial goals. The threshold level for the annual cash incentive was set at 80% of each financial target, except the organic revenue metrics had a threshold amount of 90% of target, meaning that financial performance must meet or exceed these thresholds for executive officers to earn at least 50% of the target incentive. Higher payouts are possible if performance is above target levels. For example, at the superior level (110% of target for organic revenue and 120% of target for all other metrics), payout is 200% of target.

The Compensation Committee, in its discretion, has the right at any time to enhance, diminish or terminate all or any portion of any compensation plan or program, on a collective or individual basis for the NEOs.

Analysis of Fiscal 2018 Short-Term Incentive Awards.  The financial performance metrics approved by the Compensation Committee in fiscal 2018 were selected because management believed they were the most representative measurements of our financial results and were key financial measures that linked to our long-term strategic plan. In establishing the goals for these metrics for fiscal year 2018, we considered our prior year results, economic conditions and expected business opportunities. The specific performance goals for the target level were challenging but achievable. In addition, we set a superior goal which would pay amounts for performance exceeding the target. These are noted in the following table.

For fiscal 2018, the financial performance goals for threshold, target and superior performance and the actual performance were as set forth below. These amounts are shown on a non-GAAP basis, which differs from the reported GAAP results discussed under the section entitled "Fiscal 2018 Business Results", due to adjustments which are allowed under the short-term incentive plan as set forth in footnote 2 in the table below. All performance goals for the NEOs, and the percentage of short-term incentive compensation based on these goals as established by the Compensation Committee, are set forth in the table below:

			Annual Cash Bonus, Weighting, and Goal Attainment Level
Named Executive Officer	2018 Target Cash Bonus	2018 Actual Cash Bonus Paid	Metric	Weighting	Threshold[1] Target[1] Superior[1]	Actual ($)1,[2]
James J. Owens	$1,112,167	$948,233	AEPS[3]	30%	$2.68 $3.35 $4.02	$3.00
			Organic Revenue[4]	30%	$2,756,745 $3,063,050 $3,369,355	$3,055,117
			AOI[5]	40%	$257,666 $322,083 $386,500	$301,085
John J. Corkrean	$342,364	$291,900	AEPS[3]	30%	$2.68 $3.35 $4.02	$3.00
			Organic Revenue[4]	30%	$2,756,745 $3,063,050 $3,369,355	$3,055,117
			AOI[5]	40%	$257,666 $322,083 $386,500	$301,085
Traci L. Jensen	$305,004	$235,860	AEPS[3]	30%	$2.68 $3.35 $4.02	$3.00
			Construction Adhesives Segment Organic Revenue[4]	30%	$419,892 $466,547 $513,202	$446,404
			Construction Adhesives Segment Adjusted EBITDA[6]	40%	$68,026 $85,032 $102,038	$77,916
Heather A. Campe	$278,837	$245,781	AEPS[3]	30%	$2.68 $3.35 $4.02	$3.00
			Americas Adhesives Segment Organic Revenue[4]	20%	$1,012,811 $1,125,345 $1,237,880	$1,119,981
			Americas Adhesives Segment AOI[5]	25%	$116,903 $146,129 $175,355	$134,253
			Key Markets Revenue	15%	*[8]	*[8]
			Key Markets Gross Margin[7]	10%	*[8]	*[8]
Patrick M. Kivits	$260,660	$227,635	AEPS[3]	30%	$2.68 $3.35 $4.02	$3.00
			EIMEA Segment Organic Revenue[4]	20%	$659,964 $733,293 $806,622	$737,582
			EIMEA Segment AOI[5]	25%	$45,137 $56,421 $67,705	$51,618
			Key Markets Revenue	15%	*[8]	*[8]
			Key Markets Gross Margin[7]	10%	*[8]	*[8]

(1)	All values in thousands except AEPS.
(2)

In calculating results used for our short-term incentive plan, the following guidelines apply: (a) individual legal settlements (payments or receipts) with a value (net of insurance) of $3 million or greater will not be included in metric calculations, (b) unbudgeted reorganization or restructuring-related items which cannot be offset by related benefits in the fiscal year will not be included in metric calculations, (c) unbudgeted asset write-downs in excess of $2 million will not be included in metric calculations, (d) adjustments needed to: (1) correct any inadvertent errors or miscalculations made in setting a performance target for our key markets (such as Hygiene, Packaging, or Durable Assembly), or (2) account for changes resulting from new accounting definitions, requirements or pronouncements, and (e) other items as publicly disclosed in the Company's quarterly earnings release. However, the above adjustments (a) – (d) will not be made to the extent they are inconsistent with publicly disclosed earnings.

(3)	AEPS is a non-GAAP financial measure which excludes costs referenced in Annex A. AEPS is reconciled with the most directly comparable GAAP measure in Annex A.
(4)

Organic revenue is a non-GAAP measure which is defined as the adjusted reported revenue as disclosed in the Company's fourth quarter earnings release and is adjusted for currency impact compared to budgeted exchange rates. Unbudgeted acquisitions and divestitures are excluded from the calculation.

(5)

AOI is a non-GAAP measure which is defined as the adjusted gross profit minus adjusted selling, general and administrative expenses as disclosed in the Company's fourth quarter earnings release and is adjusted for currency impact compared to budgeted exchange rates. Unbudgeted acquisitions and divestitures are excluded from the calculation. AOI is reconciled with the most directly comparable GAAP measure in Annex A.

(6)

Adjusted EBITDA is a non-GAAP financial measure which is defined as earnings before interest, tax, depreciation and amortization on a constant currency basis. Adjusted EBITDA is reconciled to the most directly comparable GAAP measure in Annex A.

(7)	Gross Margin (in dollars) is defined as net revenue less cost of sales.
(8)	We consider the targets for our Key Market metrics to constitute confidential commercial information the disclosure of which would result in competitive harm to us.

The following chart shows the percentage increase in fiscal year 2018 performance targets over fiscal year 2017 actual results for each measure used to determine the short-term incentive payouts:

Performance Metric	FY 2018 Target to FY 2017 Actual Increase[1]
AEPS	34%
Company Organic Revenue	6.04%
Company AOI	18.08%
Construction Adhesives Segment Organic Revenue	3.45%
Construction Adhesives Segment Adjusted EBITDA	17.5%
Americas Adhesives Segment Organic Revenue	6.16%
Americas Adhesives Segment AOI	11.91%
EIMEA Segment Organic Revenue	5.57%
EIMEA Segment AOI	13.41%
Global Key Metrics	*[2]

(1)	In calculating the year over year increase, with the exception of AEPS, the fiscal 2017 pro forma results assumed the Royal Adhesives acquisition was made on December 3, 2017.
(2)	We consider our Global Key Market metrics to be confidential commercial information the disclosure of which would result in competitive harm to us.

The following table shows the actual short-term incentive award for each NEO as compared to the target payment as a percentage of base salary.

Named Executive Officer	Target Payment as a % of Base Salary	Actual Payment as a % of Fiscal Year Base Salary	Actual Payment ($)[1]
James J. Owens	100%	85.3%	948,233
John J. Corkrean	75%[2]	58.7%[2]	291,900
Traci L. Jensen	65%	50.3%	235,860
Heather A. Campe	65%	57.3%	245,781
Patrick M. Kivits	52%	45.4%	227,635[3]

(1)

The actual total payment that was made for the fiscal year is also found in the Non-Equity Incentive Plan Compensation column of the "Summary Compensation Table" in this Proxy Statement. The short-term incentive award payment opportunity at each level of performance for our NEOs for fiscal 2018 is shown in the "Grants of Plan-Based Awards During Fiscal Year 2018" table in this Proxy Statement.

(2)	Mr. Corkrean's target for the period from December 3, 2017 to July 15, 2018 was 65% and from July 16 through December 1, 2018 was 75% due to a promotion.
(3)	Non-U.S.-based compensation paid to Mr. Kivits is denominated in Euros and Swiss francs has been converted to U.S. dollars at the same exchange rate used for financial reporting purposes.

Fiscal 2018 Long-Term Incentive Compensation

In General.  The fiscal 2018 long-term incentive plan design includes grants with a mix of 50% NQSOs and 50% RSUs based on the grant date fair market value of H.B. Fuller Common Stock.

Stock Options.  The standard nonqualified stock options typically vest in three equal installments on each anniversary date of the grant date, as long as the optionee continues to be employed by the Company, which enhances retention. Vested stock options provide a benefit to an executive officer only if the market value of the stock increases over the term of the option and if the executive officer remains employed with the Company. Stock options are granted for a 10-year term. Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Restricted Stock Units.  RSU awards provide a benefit to an employee only if the employee remains employed until the award vests. Dividends are accrued on restricted stock units during the period prior to vesting and are subject to the same vesting requirements, with payment in the form of additional shares once vesting has occurred. Restricted stock units do not have voting rights. In addition, if the market value of the stock increases over the grant date price of the award, the employee further benefits from that appreciation in value.

• Restricted Stock Units (Time-Based). For NEOs other than the CEO, half of each RSU grant vests based on continued employment over time. RSU grants typically vest in three equal annual installments from the grant date, which enhances retention.

• Restricted Stock Units (Performance-Based). For all NEOs including the CEO, half of each RSU grant vests only if the Company achieves at least a threshold level of ROIC performance. The performance-based restricted stock units vest ratably over three years depending on our performance against the ROIC metric for each year. Payouts range from 0% to 200% of target.

• The CEO does not receive time-based RSUs. The other half of his RSU grant will vest if the Company achieves at least a threshold level of AEPS, OI or organic revenue.

The value of an individual's target award is established to generally correlate with the market median/50th percentile for the applicable position and grade level. The CEO recommends to the Compensation Committee the number of stock options and RSUs (both time-based and performance-based RSUs) to be granted to each executive officer. The Compensation Committee retains full authority to accept, modify or reject these recommendations and to increase or decrease the value of the award. The Compensation Committee also reviews total Company performance and the CEO's individual performance to determine the award for the CEO. The number of options is determined based on a Black-Scholes valuation, and a 30-day share price average is applied. To determine the number of restricted stock units to be awarded, a 30-day share price average is applied.

The Compensation Committee reviews and approves long-term incentives for our CEO and the other executive officers in January of each year. This long-term incentive grant date in January aligns with the annual individual performance review process and allows the grants to occur during the open trading period (after our fiscal year-end annual earnings release) for our common stock as provided under Company policy. We do not allow backdating of options, nor do we have a program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

The target values for each named executive officer's long-term incentive award are set forth in the table below. It is the general practice of the Compensation Committee to make awards to executive officers in a range of 80% to 120% of the target value below.

Named Executive Officer	Annual Target Value of Long-Term Incentive for FY 2018 ($)	Actual Value of Long-Term Incentive for FY 2018 ($)[1]
James J. Owens	3,363,715	3,363,715
John J. Corkrean	500,000	500,000
Traci L. Jensen	500,000	500,000
Heather A. Campe	500,000	500,000
Patrick M. Kivits	375,000	375,000

Analysis of Fiscal 2018 Long-Term Incentive Awards.  In January, 2018, each NEO received grants of RSUs. For all NEOS except for the CEO, half of the RSUs vest based on an ROIC performance metric and the other half are time based. The performance-based RSUs vest ratably over three years depending on the performance against the ROIC metric for each year. The time-based restricted units vest ratably over three years if the NEO remains employed at the Company.

• For the January 2016 grant, the metric target was 9.5% ROIC. The Company achieved 8.3% ROIC in fiscal 2018. Therefore, the vesting for that part of the grant was at 70% of target.

• For the January 2017 grant, the metric target was 10.0% ROIC. The Company achieved 8.3% ROIC in fiscal 2018. Therefore, the vesting for that part of the grant was at 57.5% of target.

• For the January 2018 grant, the metric target was 8.0% ROIC, which is lower than prior year targets due to the unprecedented scope of the Royal Adhesives business having a dilutive effect in the short term calculation of ROIC. The acquisition is highly accretive from a profitability standpoint, however. The Company achieved 8.3% ROIC in fiscal 2018. Therefore, the vesting for that part of the grant was at 107.5% of target.

All of the CEO's RSUs vest based on performance versus the passage of time.

• Half of the RSUs vest based on an ROIC metric consistent with the other NEOs, as described above.

• The other half of the RSUs will vest in three equal installments only if (1) one or more of the performance measures in the CEO's short-term incentive plan are met at the threshold level for fiscal 2018 as determined by the Compensation Committee and (2) our CEO continues to be employed by the Company on the respective vesting date. For the January 2018 grant, both of these requirements were met as of January 24, 2019. Therefore, the remaining two installments of these restricted units will vest according to the three-year vesting schedule as long as Mr. Owens remains employed by the Company. There is no higher level of payout for these restricted stock units if target or superior performance is achieved for any of the measures.

ROIC is a non-GAAP financial metric that is reconciled with the most directly comparable GAAP financial metric in Annex A.

Fiscal year 2018 long-term incentive awards of stock options and restricted stock units are set forth in the "Grants of Plan-Based Awards During Fiscal Year 2018" table in this Proxy Statement.

Other Executive Benefits and Perquisites

In General.  We provide the following perquisites and benefits to our executive officers who are based in the United States or who are U.S. expatriates:

Perquisites and Benefits	Description

Defined Contribution Restoration Plan	•	Non-qualified retirement plan, consisting of the following three components:

3% non-elective (retirement) contribution restoration for compensation in excess of IRS limits for eligible U.S. employees,

4% 401(k) match restoration for compensation match in excess of IRS limits, and

Additional credit equal to 7% of eligible earnings.

Key Employee Deferred Compensation Plan	•

Allows deferral of a portion of annual base salary and/or any annual incentive payment. If an executive defers a portion of his or her salary or incentive payment into the Company stock account, the Company credits units of deferred phantom stock units and matches 10% of the amount credited with phantom stock units. Mr. Corkrean was the only NEO who participated in this plan during fiscal year 2018.

Financial Counseling	•	Up to $7,500 annually in financial planning and tax preparation.

Executive Health Exams	•	Annual preventive/diagnostic physical examination and local travel-related expenses. In lieu of this benefit, the CEO receives an annual medical benefits allowance of $7,500.

Excess Liability Insurance	•

Group personal excess liability insurance policy provides individual coverage up to $5,000,000 and $1,000,000 in uninsured/underinsured motorist liability coverage. The Company pays the policy premium and the premium is included in the named executive officer's income and is grossed up to pay the tax withholding (except where such payments are not taxable).

Relocation Expense	•	Assistance with relocation, sale and purchase of home, temporary living assistance, and movement of property, including a tax gross-up for certain assistance that is taxable.

Long-Term Disability Insurance	•

Executives may elect to purchase long-term disability insurance coverage of 50% of their salary up to $20,000 per month.  The premiums are paid on an after-tax basis by the employee and then reimbursed by the Company.

Of the perquisites and benefits set forth above, only the financial counseling, executive health exam, relocation and the excess liability insurance are provided to Mr. Kivits, who is not based in the United States and is not an expatriate. Other benefits provided to Mr. Kivits include:

Perquisites and Benefits	Description
Retirement Plan	•

Mr. Kivits participated in a defined contribution scheme in the Netherlands in December 2017 where contributions are age related and the contribution is shared between the Company and Mr. Kivits.  The employee's contribution is 5% of pensionable salary and the employer's contribution is age dependent.  Pensionable salary is annual base salary minus the pension contribution made pursuant to statute in the Netherlands. Due to Mr. Kivits' transfer to Switzerland in January 2018, the total contribution equated to 3% of the annual salary. Mr. Kivits participates in a full-service Swiss Pension Fund, which he joined in January 2018.  The contributions are shared between the employee and the employer and split 40%/60% respectively.  In fiscal 2018, the total contribution was 18% of pensionable salary, split between Mr. Kivits and the Company.

Additional Health and Life Insurance	•	We provide additional health insurance for Mr. Kivits and his family and a $1,131,734 (€1,000,000) fixed life insurance policy.

Auto Allowance	•	Monthly allowance

Analysis of Fiscal 2018 Executive Benefits and Perquisites. We provide perquisites to our executive officers to generally reflect competitiveness at the market median/50th percentile.

In conjunction with the annual review of executive officer total compensation, the Compensation Committee reviews executive officer benefits and perquisites for market prevalence. In fiscal 2018, the Compensation Committee reviewed market data on the prevalence of the following benefits and perquisites provided by the Company: the Key Employee Deferred Compensation Plan, executive health programs, financial counseling, Defined Contribution Restoration Plan and executive long-term disability. The survey data used to review the market prevalence of all of these benefits was provided by the Aon Hewitt U.S. TCM Executive Compensation Policies and Programs: 2017 survey (106 participating companies). The data also included a review of perquisite offerings from our peer group, which was provided by our compensation consultant. The Compensation Committee reviewed the data provided and made no changes due to the general market prevalence of these programs.

All perquisites paid to our NEOs are disclosed in the "Summary Compensation Table" under the "Other Compensation" column and the footnotes thereto.

Severance, Change-in-Control and other Employment-Related Agreements

In General. H.B. Fuller does not have employment agreements with any of the NEOs that provide for a specified term of employment. The Company does have an employment agreement with Mr. Kivits as discussed below. The Company also has change-in-control agreements discussed under the heading "Change-in-Control Agreements" and executive severance agreements discussed under the heading "Severance."

Severance. The executive severance agreements provide for payment of the following severance benefits if the eligible executive officer's employment is terminated involuntarily by the Company without cause (as defined in the agreement) or voluntarily by the executive officer for good reason (as defined in the agreement):

•	Severance pay equal to one times (two times for the CEO) base salary plus target annual bonus, payable over the 12 months (24 months for the CEO) following termination;

•	Continued group medical and dental insurance over 12 months (18 months for the CEO); and

•	Outplacement services with a value of up to $20,000.

Except as indicated above with respect to the CEO, the same form of agreement was provided to all NEOs other than for Mr. Kivits. The severance agreement with Mr. Kivits provides for a reduction in any severance pay due to him for any severance pay required by local law.

Change-in-Control Agreements. All NEOs have entered into change-in-control agreements with H.B. Fuller. The agreements are a critical and effective tool to attract and retain executives. These agreements provide for payments under certain circumstances following a change-in-control of the Company. The Compensation Committee believes that one of the purposes of providing change-in-control agreements is to provide financial security to the executive officer in the event the executive officer's employment is terminated in connection with a change-in-control. The agreement is intended to ensure the executive officer remains focused on activities related to a change-in-control that could be in the best interest of the Company and its shareholders, and that the executive officer is not distracted by compensation implications as a result of a change-in-control. The Compensation Committee also believes that change-in-control agreements assist in the retention of executive officers at a time when their departure might be detrimental to the Company and shareholders.

The change-in-control agreements contain a "double trigger" for receipt of change-in-control payments. This means that there must be a change in control of the Company and a termination of employment (or a material change to the NEO's terms of employment (such as demotion, reduction in compensation or required relocation)) during the covered period for the provisions to apply and benefits to be paid. The Compensation Committee believes that a "double trigger" is more appropriate than a "single trigger," because a double trigger prevents the unnecessary payment of benefits to an executive officer in the event that the change in control does not result in the executive officer's termination of employment or a material change in the terms of the executive officer's employment.

Our change-in-control arrangements have been structured to ensure that executives receive the full intended benefits of these arrangements in the event that a transaction should take place, particularly when their short tenure creates an imbalance between intended benefit and potential tax liability. Our approach has been to provide our executives with arrangements that include a modified tax gross-up. These arrangements eliminate de minimis or inefficient gross-up payments, only providing tax gross-up in cases of significant imbalance. The Compensation Committee reviews all change-in-control packages periodically to ensure their continued effectiveness. For future executive change-in-control agreements, the Company will not include a tax gross-up provision.

An explanation of any payments to be made under the change-in-control agreements is found under the heading "Involuntary (Not for Cause) Termination or Good Reason Termination after a Change-in-Control" in the section of this Proxy Statement titled "Potential Payments Made Upon Termination or Change-In-Control."

Other.  The Company has an employment agreement with Mr. Kivits, because employment agreements are customary in Switzerland where Mr. Kivits is based. The agreement with Mr. Kivits sets forth his salary, job functions and benefits, and contains intellectual property ownership rights, termination, non-competition and confidentiality provisions. Mr. Kivits or the Company may terminate his employment by giving a notice period of six months to the end of a calendar month. See the section titled "Potential Payments made upon Termination or Change-in-Control" later in this Proxy Statement for contractual payments that the Company may owe Mr. Kivits under his employment agreement.

Stock Ownership

Goals and levels of executive stock ownership are reviewed annually by the Compensation Committee. An executive officer's stock ownership includes common stock directly held by the executive officer and common stock held in our 401(k) Plan, restricted stock, restricted stock units (time-based and performance-based), and phantom stock units held in the Key Employee Deferred Compensation Plan.

The guideline for the CEO is ownership of at least five times his base salary in H.B. Fuller Common Stock, and the guideline for the other NEOs is ownership of at least three times their base salary. The guideline provides that an executive should strive to reach and then maintain the applicable stock ownership goal within five years of appointment to a new job grade. For the 2018 review of stock ownership, all NEOs who had been in their job grade for at least five years had met the applicable stock ownership goal. If after five years in his or her job grade, an NEO has not met his/her stock ownership goal, the NEO must retain 100% of all after-tax profit shares from any exercise, vesting or payout of equity awards until the stock ownership guideline is met, unless a hardship exception is granted.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code ("Section 162(m)") imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former named executive officers. The Compensation Committee intends to pay competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of H.B. Fuller and our shareholders.

Prior to the Tax Cuts and Jobs Act (the "Act"), Section 162(m) permitted a deduction for compensation in excess of $1,000,000 paid to a covered executive if specified requirements related to our performance were met and shareholder approval was obtained. The Act eliminated the exception to the deduction limit for qualified performance-based compensation (and broadened the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit). However, the Act also included a transition provision which exempts from the above changes performance-based compensation payable under a written binding agreement that was in effect on November 2, 2017, if such agreement is not subsequently materially amended. As a result of the transition rule, certain performance-based awards that were outstanding as of November 2, 2017 but which may vest and pay out in future tax years may be fully deductible if they qualify for transition relief.

Various programs, including our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they are in compliance.

Actions for 2019

DC Restoration Plan. Effective as of calendar year 2019, the Compensation Committee approved a change to the 3% non-elective (retirement) contribution restoration for compensation in excess of the IRS annual compensation limit for eligible U.S. employees (including all NEOs except Mr. Kivits). In lieu of a 3% contribution, there will be a 1% non-discretionary contribution and an opportunity for a discretionary contribution of 0% to 3% of eligible pay in excess of IRS limits, based on EPS performance. This change was made to align to a change made to the H.B. Fuller Company 401(k) and Retirement Plan.

RSU Grant. In fiscal 2017 and 2016, the Company made grants to NEOs of performance-based RSUs with ROIC as the performance metric. The targets for the 2016 and 2017 awards were 9.5% and 10.0% respectively. In October 2017, the Company acquired the Royal Adhesives business. Prior to the acquisition of Royal Adhesives, the Company was performing above the target level of ROIC performance for these awards. In 2018, the actual ROIC was 8.3%.

The Company has guidelines for how to calculate ROIC, including how to account for acquisitions. However, due to the unprecedented scope of this acquisition, there was a dilutive effect in the short term calculation of ROIC. The acquisition is highly accretive from a profitability standpoint. Excluding the effect of the acquisition of the Royal Adhesives business, the actual ROIC for 2018 was 11.2%. Due to the acquisition, the ROIC performance was negatively impacted and affected the outstanding performance based RSU awards as follows:

•	For the 2018 vesting of the award granted in January 2016, actual performance vested at 70% of target and would have vested at 142.5% of target without the impact of the Royal Adhesives acquisition.
•	For the 2018 vesting of the award granted in January 2017, actual performance vested at 57.5% of target and would have vested at 130% of target without the impact of the Royal Adhesives acquisition.

In order to compensate for the undue negative impact of the Royal Adhesives acquisition, the Compensation Committee approved an RSU award in January 2019, which vests in 12 months, for all LTIP plan participants, including all NEOs. The CEO's award includes an additional requirement that the Company must achieve a threshold level of AEPS, AOI or net revenue in fiscal 2019 for vesting of this award. The award is intended to make up the shortfall between actual results and the results excluding the impact of the Royal Adhesives acquisition. This acquisition was strategically important in the long-term and as part of meeting the Company's 2020 goals. Therefore, the Compensation Committee determined that it was appropriate to provide this additional award in order not to penalize LTIP participants for the negative short-term effect of the Royal Adhesives acquisition on ROIC.

Non-GAAP Financial Measures

ROIC is a non-GAAP financial measure, and the "Compensation Discussion and Analysis" section of this Proxy Statement contains non-GAAP financial measures, including organic revenue, AOI, AEPS and ROIC measured on a company-wide basis and certain financial measures for individual business segments. See "Reconciliation of Non-GAAP Financial Information" in Annex A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with H.B. Fuller management the Compensation Discussion and Analysis. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 1, 2018.

Compensation Committee of the Board of Directors of H.B. Fuller Company

R. William Van Sant, Chair	Ruth S. Kimmelshue
Daniel L. Florness	Lee R. Mitau
Thomas W. Handley	Dante C. Parrini
Maria Teresa Hilado

Summary Compensation Table

The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal year 2018 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2018.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[1,5]	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)[6]	All Other Compen- sation ($)[7]	Total ($)

James J. Owens	2018	1,112,408	-	1,662,920	1,675,099	948,233	21,066	373,222	5,792,948
President and	2017	1,059,632	-	2,135,063	4,891,466	985,592	12,120	299,655	9,383,528
Chief Executive Officer	2016	1,031,760	-	1,390,144	1,389,140	474,511	9,073	327,779	4,622,407

John J. Corkrean	2018	497,223	-	247,172	248,995	291,900	573	158,378	1,444,241
Exec. Vice President &	2017	477,546	-	336,548	864,734	275,129	-	130,676	2,084,633
Chief Financial Officer	2016	260,308	-	657,330	163,002	77,290	-	47,093	1,205,023

Traci L. Jensen	2018	469,258	-	247,172	248,995	235,860	6,810	100,809	1,308,904
Senior Vice President,	2017	465,515		343,913	763,436	123,091	3,942	112,958	1,812,855
Global Construction Adhesives	2016	472,810	-	227,819	227,648	84,547	2,890	147,054	1,162,768

Heather A. Campe	2018	429,008	-	247,172	248,995	245,781	2,421	112,353	1,285,730
Senior Vice President,	2017	420,123	-	371,568	763,436	281,957	1,157	85,858	1,924,099
Americas Adhesives
Patrick Kivits[8]	2018	506,159	-	185,352	186,741	227,635	-	145,464	1,251,351
Senior Vice President, EIMEA	2017	434,550	-	313,357	699,202	225,254	-	132,306	1,804,669
(Europe, India, Middle East, Africa)	2016	353,705	106,644	170,838	170,736	117,859	-	141,760	1,061,542

(1)

Includes cash compensation deferred at the election of the executive under the 401(k) Plan and/or the Key Employee Deferred Compensation Plan. For Mr. Kivits only, includes cash compensation deferred at his election into the Adalis Corporation Pension Plan and AXA (fully autonomous) plan.

(2)	The amount in this column for Mr. Kivits represents the final payment of a hiring bonus.

(3)

The amounts in this column represent the grant date fair value of time-based and performance-based restricted stock awards made in fiscal 2018, 2017 and 2016 calculated in accordance with FASB ASC Topic 718 based on the closing price of our Common Stock on the date of grant and based on the assumptions set forth in Note 9 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 1, 2018, except that the assumption related to forfeitures is not included in the calculations for these purposes. See the "Grant of Plan-Based Awards Table During 2018" table in this Proxy Statement for additional information. The grant date fair value of performance-based restricted stock awards based on ROIC in this column (50% of the amount listed) made in fiscal 2018, assuming maximum performance (200% of target), are: for Mr. Owens, $1,662,920; for Mr. Corkrean, $247,172; for Ms. Jensen, $247,172; for Ms. Campe, $247,172; and for Mr. Kivits, $185,352.

(4)

The amounts in this column represent the grant date fair values of stock option awards. In accordance with FASB ASC Topic 718, the grant date fair value of these awards has been determined using the Black-Scholes method and based on the assumptions set forth in Note 9 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 1, 2018, except that the assumption related to forfeitures is not included in the calculations for these purposes.

(5)	As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, the amounts in this column represent cash incentives paid out under our short-term incentive plan.

(6)

Amounts reported in this column for Mr. Owens, Mr. Corkrean, Ms. Campe and Ms. Jensen include the amount of interest accrued during the applicable fiscal year on the officer's account in the Defined Contribution Restoration Plan that exceeded 120% of the applicable federal long-term rate in fiscal 2018. No NEOs participate in the H.B. Fuller Legacy Pension Plan.

(7)

The table below shows the components of this column for fiscal 2018, which include Company matching contributions to H.B. Fuller's defined contribution plans, dividends on restricted stock, and perquisites paid by the Company for the benefit of the executive officers. The amounts represent the amount paid by, or the incremental cost to, the Company.  The total for Ms. Jensen for "All Other Compensation" related to fiscal year 2017 was increased by $767 due to an inadvertent error in the previous year.

All Other Compensation -- Fiscal Year 2018

Name	Defined Contribution Plan Company Match & Contributions ($)	Defined Contribution Restoration Plan Contributions ($)		Dividends on Unvested Restricted Stock Units ($)	Perquisites (see table below) ($)	Total ($)

James J. Owens	19,221	274,499		40,881	38,621	373,222
John J. Corkrean	19,221	84,771		9,526	44,860	158,378
Traci L. Jensen	19,221	63,708		6,434	11,446	100,809
Heather A. Campe	19,221	80,314		6,167	6,651	112,353
Patrick M. Kivits	-	67,427	[a]	5,584	72,453	145,464

(a)

The contribution for Mr. Kivits relates to a defined contribution to his pension plan in Europe. He does not participate in the U.S. based plan. See further discussion in the section titled "Other Executive Benefits and Perquisites" in the Compensation Discussion and Analysis section of this Proxy Statement on page 41.

Perquisites - Fiscal Year 2018

Name	Auto Allowance ($)[a]	Insurance ($) [b]	Health Exam ($)[c]	Match on Key Employee Deferred Compensation Contributions ($)[d]	Tuition ($)[e]	Moving Expenses and Transfer Allowance ($)	Financial Counseling ($)	Charitable Matching Contributions and Donations[f]	Total Perquisites ($)

James J. Owens	-	4,921	7,500	-	-	-	6,900	19,300	38,621
John J. Corkrean	-	1,903	-	5,517	-	-	3,540	33,900	44,860
Traci L. Jensen	-	4,325	2,343	-	-	-	-	4,778	11,446
Heather A. Campe	-	1,751	-	-	-	-	4,650	250	6,651
Patrick M. Kivits	20,336	12,014	-	-	15,363	24,740	-	-	72,453

(a)	U.S. based executives do not receive an auto allowance. Mr. Kivits, who does not work in the U.S., receives an auto allowance.

(b)

Includes premiums paid on a tax-protected basis on personal excess liability insurance of $1,215 and a related tax gross-up of $1,018 for Mr. Owens, $536 for Mr. Corkrean, $503 for Ms. Jensen and $536 for Ms. Campe. The amount for Mr. Kivits does not include a related tax gross-up. Also includes reimbursement for long-term disability insurance premiums in the following amounts: for Mr. Owens, $2,688, for Mr. Corkrean, $152, and for Ms. Jensen, $2,607. For Mr. Kivits, amount includes amounts reimbursed for additional health insurance and life insurance in the amount of $10,799.

(c)	Amounts for health exam include related expenses, if any.

(d)	Amount for Mr. Corkrean represents a 10% match by the Company on contributions to the Key Employee Deferred Compensation Plan.

(e)	Amount includes tuition for Mr. Kivits' child in the amount of $7,972 and a related tax gross-up in the amount of $7,391.

(f)

Amounts in this column represent matching contributions by the Company under a broad-based plan for all U.S. employees to match charitable contributions between $50 and $1,000 made to qualifying 501(c)(3) nonprofit organizations and a 50% match on all donations by NEOs to the United Way. Also includes amounts under the Company's Executive Charitable Board Support program under which key managers (including all the NEOs in this Proxy Statement) are eligible to direct H.B. Fuller Company Foundation charitable contributions to qualifying 501(c)(3) nonprofit organizations where they are serving as board members.

(8)	Non-U.S.-based compensation paid to Mr. Kivits is denominated in Swiss francs and Euros and has been converted to U.S. dollars at the same exchange rate used for financial reporting purposes.

Grants of Plan-Based Awards During Fiscal 2018

The following table summarizes the grants of plan-based awards in fiscal year 2018 for each of the named executive officers in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]				All Other Stock Awards: Number of Shares of	Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Stock or Units (#) [3]	Options (#)[4]	Awards ($/Sh)	and Options Awards ($)[5]
James J. Owens
Short-Term Incentive		556,083	1,112,167	2,224,334
LTI Award	1/25/2018					15,521	[6]					831,460
LTI Award	1/25/2018				7,760	15,521		31,042				831,460
LTI Award	1/25/2018									146,887	53.57	1,675,099

John J. Corkrean
Short-Term Incentive		171,182	342,364	684,728
LTI Award	1/25/2018								2,307			123,586
LTI Award	1/25/2018				1,153	2,307		4,614				123,586
LTI Award	1/25/2018									21,834	53.57	248,995

Traci L. Jensen
Short-Term Incentive		152,502	305,004	610,009
LTI Award	1/25/2018								2,307			123,586
LTI Award	1/25/2018				1,153	2,307		4,614				123,586
LTI Award	1/25/2018									21,834	53.57	248,995

Heather A. Campe
Short-Term Incentive		139,418	278,837	557,674
LTI Award	1/25/2018								2,307			123,586
LTI Award	1/25/2018				1,153	2,307		4,614				123,586
LTI Award	1/25/2018									21,834	53.57	248,995

Patrick M. Kivits
Short-Term Incentive		130,330	260,660	521,320
LTI Award	1/25/2018								1,730			92,676
LTI Award	1/25/2018				865	1,730		3,460				92,676
LTI Award	1/25/2018									16,375	53.57	186,741

(1)

The amounts shown in these columns represent the opportunity under our short-term incentive plan for fiscal 2018 performance discussed under the heading "Fiscal 2018 Short-Term Incentive Compensation" in this Proxy Statement. The amount in the threshold column represents the potential payout if the threshold level is met for all short-term incentive plan metrics for the applicable NEO (50% of target). The amount in the maximum column represents the potential payout if the maximum level is met for all short-term incentive plan metrics for the applicable NEO (200% of target). The short-term incentive opportunities may be lower than the threshold amount if the threshold metric is not met for all of the metrics for an NEO. The actual amount paid out in January 2019 under the short-term incentive plan is set forth in the Summary Compensation Table. For Mr. Kivits, this amount is typically reported in Swiss francs and has been translated into U.S. Dollars at the same exchange rate used for financial reporting purposes.

(2)

The performance-based stock unit awards were granted under the 2016 Incentive Plan. The performance-based stock unit grants vest in three annual installments beginning on the first anniversary date of the grant upon the achievement of certain return on invested capital ("ROIC") targets being met. The number of units may increase to as much as 200% or decrease to as low as 0% of the target number of units depending on the level of performance. Under the 2016 Incentive Plan, dividends on performance stock units are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the performance stock units vest. The fair value of the performance-based restricted stock unit awards is calculated by multiplying the target number of units of performance-based restricted stock by the closing price of the Common Stock on the date of grant. The performance stock units become immediately vested in the event of death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the "All Other Compensation" column.

(3)

The time-based restricted stock unit awards were granted under the 2016 Incentive Plan. The time-based restricted stock units vest in three annual installments beginning on the first anniversary date of the grant. Under the 2016 Incentive Plan, dividends on time-based restricted stock units are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock units vest. The restricted stock units become immediately vested in the event of death, disability and change-in-control. The fair value of the time-based restricted stock unit awards is calculated by multiplying the number of units of time-based restricted stock by the closing price of our Common Stock on the date of grant. The value of accrued dividends is included in the Summary Compensation Table in the "All Other Compensation" column.

(4)

These options are granted under 2016 Incentive Plan and become exercisable at the rate of one-third each year beginning on the first anniversary of the grant date, and expire 10 years from the grant date. These options become immediately exercisable upon retirement (age 55 and 10 years of service), death, disability or change-in-control.

(5)

The grant date fair value of time-based and performance-based restricted stock unit awards is calculated by multiplying the number of units of restricted stock by the closing price of our Common Stock on the date of grant. The Black-Scholes option pricing method was used to estimate the grant date fair value of the options in this column. The assumptions used to develop the grant date valuations for the options are as follows:  for options granted on January 25, 2018, risk-free rate of return of 2.3838%, dividend rate of 1.12%, volatility rate of 23.263%, quarterly reinvestment of dividends and an average term of 4.75 years.  No adjustments have been made for non-transferability or risk of forfeiture.  The real value of the stock options in this table will depend on the actual performance of our Common Stock during the applicable period and the fair market value of our Common Stock on the date the options are exercised.

(6)

This performance stock unit award for Mr. Owens was granted under the 2016 Incentive Plan. The terms of the award provide for vesting of the restricted stock unit grant in three annual installments on January 25, 2019, January 25, 2020 and January 25, 2021 only if (a) one or more of the performance measures in the CEO's short-term incentive program measures are met at the threshold level for fiscal 2018 as determined by the Compensation Committee and (b) Mr. Owens continues to be employed by the Company on the respective vesting date. The first condition was met on January 24, 2019, and accordingly the first installment vested on that date. There is no higher level of payout for these restricted stock units if target, superior or superior stretch performance is achieved for any of the measures. Under the 2016 Incentive Plan, dividends on restricted stock units are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock units vest. The restricted stock units become immediately vested in the event of death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the "All Other Compensation" column.

 Outstanding Equity Awards at Fiscal 2018 Year-End

The following table summarizes the outstanding equity awards as of December 1, 2018 for each of the named executive officers in the Summary Compensation Table.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)[5]	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)[4,6]

James J. Owens	12/3/2009	33,275	-		20.57	12/3/2019
	1/20/2011	48,331	-		22.27	1/20/2021
	7/7/2011	15,748	-		25.19	7/7/2021
	1/26/2012	77,881	-		28.40	1/26/2022
	1/24/2013	80,697	-		39.64	1/24/2023
	1/23/2014	79,061	-		48.92	1/23/2024
	1/22/2015	112,727	-		41.00	1/22/2025
	1/19/2016	120,145	61,894		33.38	1/19/2026
	1/26/2017	50,102	101,724		50.10	1/26/2027
	10/20/2017	-	-	133,592	57.70	10/20/2027
	1/25/2018	-	146,887		53.57	1/25/2028
	1/19/2016								7,339	354,033
	1/19/2016								8,165	393,880
	1/26/2017								12,422	599,237
	1/26/2017								17,781	857,755
	1/25/2018								15,662	755,535
	1/25/2018								17,424	840,534

John J. Corkrean	5/17/2016	11,003	5,669		43.48	5/17/2026
	1/26/2017	7,819	15,877		50.10	1/26/2027
	10/20/2017	-	-	25,020	57.70	10/20/2027
	1/25/2018	-	21,834		53.57	1/25/2028
	5/17/2016						676	32,610
	5/17/2016						3,950	190,548
	5/17/2016								743	35,842
	1/26/2017						2,821	136,085
	1/26/2017								1,939	93,537
	1/25/2018						2,327	112,254
	1/25/2018								2,590	124,942

Traci L. Jensen	1/20/2011	12,658	-		22.27	1/20/2021
	1/23/2014	16,644	-		48.92	1/23/2024
	1/22/2015	22,789	-		41.00	1/22/2025
	1/19/2016	19,689	10,143		33.38	1/19/2026
	1/26/2017	7,819	15,877		50.10	1/26/2027
	10/20/2017	-	-	20,850	57.70	10/20/2027
	1/25/2018		21,834		53.57	1/25/2028
	1/19/2016						1,203	58,033
	1/19/2016								1,339	64,593
	1/26/2017						2,924	141,054
	1/26/2017								1,939	93,537
	1/25/2018						2,328	112,303
	1/25/2018								2,590	124,942

Heather A. Campe	12/3/2009	1,446	-		20.57	12/3/2019
	1/20/2011	2,013	-		22.27	1/20/2021
	1/26/2012	1,998	-		28.40	1/26/2022
	1/24/2013	5,988	-		39.64	1/24/2023
	1/23/2014	7,323	-		48.92	1/23/2024
	1/22/2015	12,534	-		41.00	1/22/2025
	1/19/2016	12,994	6,695		33.38	1/19/2026
	1/26/2017	7,819	15,877		50.10	1/26/2027
	10/20/2017	-	-	20,850	57.70	10/20/2027
	1/25/2018		21,834		53.57	1/25/2028
	1/19/2016						794	38,303
	1/19/2016								883	42,596
	1/26/2017						3,301	159,240
	1/26/2017								1,939	93,537
	1/25/2018						2,328	112,303
	1/25/2018								2,590	124,942

Patrick M. Kivits	10/1/2015	7,207			34.43	10/1/2025
	1/19/2016	14,766	7,608		33.38	1/19/2026
	1/26/2017	5,864	11,908		50.10	1/26/2027
	10/20/2017	-	-	20,850	57.70	10/20/2027
	1/25/2018	-	16,375		53.57	1/25/2028
	1/19/2016						903	43,561
	1/19/2016								1,004	48,433
	1/26/2017						2,951	142,356
	1/26/2017								1,454	70,141
	1/25/2018						1,746	84,227
	1/25/2018								1,942	93,682

(1)

Stock options generally vest in three equal annual installments beginning on the first anniversary of the grant date. Options become immediately exercisable upon retirement (age 55 and 10 years of service), death, disability or change-in-control.

(2)

These performance-based non-qualified stock options vest contingent upon the Company achieving Adjusted EBITDA at least at a threshold level of Adjusted EBITDA performance for fiscal year 2020. The target level of the Adjusted EBITDA metric is $600 million. The number of shares reported is based on achieving threshold performance goals.

(3)

Time-based restricted stock units generally vest in three equal annual installments beginning on the first anniversary of the grant date. The restricted stock units become immediately vested in the event of death, disability and change-in-control. In January 2017, the Compensation Committee approved a special RSU grant for most short-term incentive plan participants (including all NEOs). The NEOs needed to be employed by the Company on January 26, 2017, to receive it. Additionally, NEOs need to meet service requirements for this award to vest. This special RSU grant is included in this column.

(4)	The market value is based on the closing price at November 30, 2018 (the last business day of the fiscal year) of $48.24.

(5)

Beginning January 19, 2016, awards of restricted stock units to named executive officers (other than the CEO) were 50% time-based restricted stock units and 50% performance-based restricted stock units. For the CEO, who already had a performance metric as part of his restricted stock unit grant, his restricted stock unit grant will continue to have a performance element related to EPS, operating income or organic revenue, which applies to half of his restricted grant. The other half of the restricted stock unit grant will be subject to a return on invested capital ("ROIC") target, which will not vest unless at least a threshold level of performance is met in each year of vesting. For all other named executive officers, half of their restricted stock unit grant will be subject to ROIC performance and will not vest unless at least a threshold level of performance is met in each year of vesting. For all named executive officers, high levels of ROIC performance will result in increased stock vesting amounts. For the CEO grants that are subject to EPS, operating income or organic revenue metrics, one or more of these performance measures has been met for each of Mr. Owens' grants. Therefore, the restricted stock unit awards will vest on the applicable dates as long as Mr. Owens continues to be employed by the Company on the respective vesting dates. The number of shares and payout value reported is based on the historical average of actual fiscal 2017 performance since 2017 performance exceeded threshold levels.

(6)

For the January 2016 grant, the metric target was 9.5% ROIC. For the January 2017 grant, the metric target was 10.0% ROIC. For the January 2018 grant, the metric target was 8.0% ROIC. The Company achieved 8.3% ROIC for fiscal year 2018. ROIC is a non-GAAP financial metric that is reconciled with the most directly comparable GAAP financial metric in Annex A.

Option Exercises and Stock Vested—Fiscal Year 2018

The following table summarizes the number of options exercised and restricted stock units vested during fiscal year 2018 for each of the named executive officers in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
James J. Owens	-0-	-0-	39,817	2,179,468
John J. Corkrean	-0-	-0-	7,478	395,304
Traci L. Jensen	6,223	138,983	6,868	376,003
Heather A. Campe	-0-	-0-	5,277	288,658
Patrick M. Kivits	-0-	-0-	4,628	251,706

(1)

The value realized on the exercise of options is the closing market price of a share of H.B. Fuller Common Stock on the date of exercise less the exercise price, multiplied by the number of shares exercised.

(2)	The value realized on the vesting of stock awards is the closing market price of a share of H.B. Fuller Common Stock on the date of vesting(s) multiplied by the number of vested shares.

Nonqualified Deferred Compensation—Fiscal Year 2018

The following table summarizes information with respect to the participation of the named executive officers in our nonqualified deferred compensation plans. Mr. Kivits is not eligible to participate in our nonqualified deferred compensation plans.

Name	Plan Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[3]
James J. Owens	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	274,499	76,212	-0-	1,940,141
John J. Corkrean	Key Employee Deferred Compensation Plan	58,858	5,517	(1,684)	-0-	107,630
	Defined Contribution Restoration Plan	-0-	84,771	5,782	-0-	142,410
Traci L. Jensen	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	63,708	24,470	-0-	600,704
Heather A. Campe	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	80,314	8,976	-0-	280,936

(1)

Only Mr. Corkrean made contributions to the Key Employee Deferred Compensation Plan ("KEDCP") during fiscal year 2018. The amount in this column for Mr. Corkrean is a deferral of his salary and it is included in the Summary Compensation Table in the Salary column. Participants are not allowed to make contributions to the Defined Contribution Restoration Plan.

(2)

The amount in this column related to the KEDCP is also included in the "All Other Compensation" column of the Summary Compensation Table. This amount is the Company's 10% match under the KEDCP for any amounts deferred into the Company stock account. The Company contributions under the Defined Contribution Restoration Plan are also included in the "All Other Compensation" column of the Summary Compensation Table.

(3)

Of the totals in this column, the table below sets forth amounts that were previously reported as compensation to the relevant NEOs in our Summary Compensation Table for previous years for the Key Employee Deferred Compensation Plan and for the Defined Contribution Restoration Plan.

Name	Plan Name	Amount previously reported as compensation to the named executive officer in our Summary Compensation Table for previous years (a)
James J. Owens	Key Employee Deferred Compensation Plan	-0-
	Defined Contribution Restoration Plan	1,544,476
John J. Corkrean	Key Employee Deferred Compensation Plan	44,939
	Defined Contribution Restoration Plan	51,857
Traci L. Jensen	Key Employee Deferred Compensation Plan	-0-
	Defined Contribution Restoration Plan	383,124
Heather A. Campe	Key Employee Deferred Compensation Plan	-0-
	Defined Contribution Restoration Plan	60,653

(a)	Amounts also include earnings from previous fiscal years, which are not reported in the Summary Compensation Table in previous years.

Key Employee Deferred Compensation Plan.    The Key Employee Deferred Compensation Plan is a nonqualified deferred compensation plan that allows deferral of salary or short-term incentive awards on a pre-tax basis. Executive officers may defer up to 80% of their base salary or up to 100% of their short-term incentive award. The plan is unfunded and does not protect the executive from insolvency of the Company.

Amounts deferred under the Key Employee Deferred Compensation Plan are credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the executive. Executive officers are allowed to change their investment elections at any time. The one year rates of return for such investments for fiscal 2018 are as follows: PIMCO VIT Total Return AC, -1.61%; PIMCO VIT Real Return AC, -1.96%; Fidelity VIP Equity-Income SC, 1.65%; T. Rowe Price Equity Income II, 0.24%;Dreyfus Stock Index IS, 5.60%; Fidelity VIP Contrafund SC, 2.54%; Oppenheimer Capital Appreciation VA Non-SS, 4.26%; Janus Henderson Forty Fund, 8.89%; Goldman VIT MidCap Value, -0.08%; Fidelity VIP MidCap SC, -2.72%; T. Rowe Price MidCap Growth II, 6.25%; Royce Micro-Cap IC, 0.05%; Lincoln VIPT Baron Growth Opportunities SC, 8.06%; Morgan Stanley UIF US Real Estate Class I, 2.99%; Oppenheimer Global Securities VA Non-SS, -5.23%; Dreyfus VIF International Value Portfolio IS, -10.55%; Janus Henderson Overseas Portfolio SS, -9.59%; Dreyfus VIF Appreciations, 3.46%; Fidelity VIP Growth, 8.10% and H.B. Fuller Company stock, -13.32%. Participants who invest in the Company stock fund are eligible to receive a 10% match in Company stock. The value of the matching contributions received, if any, is disclosed in the Summary Compensation Table in this Proxy Statement. During fiscal year 2018, only Mr. Corkrean made contributions to this plan. In addition, the Compensation Committee may make discretionary contributions to a participant's Company stock account under this plan. For fiscal year 2018, no discretionary contributions were made to any of the named executive officers listed in the Summary Compensation Table. Balances in the plan reflect amounts that have accumulated over time.

Executive officers are always 100% vested in their Key Employee Deferred Compensation Plan account and are entitled to receive a distribution from their account under the following circumstances: separation from service, death, disability, age 65, date elected or unforeseeable emergency that results in severe financial hardship that is consistent with the meaning of that term under section 409A of the Internal Revenue Code. Distributions are made in either a lump sum or, if previously elected by the executive officer, up to 11 annual installments. Distributions from the Company stock account will be in the form of stock and all other amounts will be distributed in cash.

Defined Contribution Restoration Plan ("DC Restoration Plan").  The DC Restoration Plan is a non-qualified unfunded retirement plan that is intended to provide for retirement benefits above amounts available under H.B. Fuller's tax-qualified retirement plans. Participants in this plan receive annual credits in a bookkeeping account that is hypothetical in nature. Following are the three component accounts in the plan:

•

4% restoration plan match credit provides a contribution of 4% of eligible pay in excess of the IRS annual compensation limit as long as the participant defers the maximum allowed contribution under the H.B. Fuller Company 401(k) & Retirement Plan. Participants are immediately 100% vested in the value of the match restoration contribution.

•	3% "restoration non-elective" credit provides a contribution of 3% of eligible pay in excess of the IRS annual compensation limit. Participants become vested after 3 years of service with the company.

•	7% credit on all eligible earnings. Participants become vested after 3 years of participation in the DC Restoration Plan.

Interest on contributions is based on the daily Wall Street Journal prime rate when credited.  Upon termination, the vested balance is paid in a lump sum approximately 90 days after the end of the sixth month after termination.  Upon death or disability, the vested balance is paid in a lump sum approximately 90 days after date of death or after becoming totally disabled as defined by the plan.

Mr. Kivits does not participate in this plan. This plan applies only to U.S. named executive officers (including expatriates).

Contributions made on behalf of named executive officers under the DC Restoration Plan are disclosed in the "Summary Compensation Table" in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

In General.

The Company has certain arrangements, policies and practices covering the named executive officers in this Proxy Statement that require it to provide compensation in the event of certain types of terminations, including certain terminations due to a change-in-control of the Company.

The information set forth below describes amounts that the Company would pay or provide to a named executive officer or his or her beneficiaries in each of the following situations: voluntary termination, involuntary for cause termination, involuntary not for cause termination or good reason termination, involuntary (not for cause) or good reason termination after a change-in-control, death, disability, and retirement. The estimated amounts payable are calculated as if the termination occurred on the last business day of the fiscal year, December 1, 2018, using the closing share price from the last business day of the fiscal year.

We have not included payments or benefits that are fully disclosed in the Nonqualified Deferred Compensation Table of this Proxy Statement, unless such payment is enhanced or its vesting or other provisions are accelerated. We have also not included information or payments related to contracts, agreements, plans or arrangements to the extent that they do not discriminate in scope, term or operation in favor of the named executive officers and that are available generally to all salaried employees. We call these benefits "general benefits" and they include:

•	Accrued Vacation Pay

•	401(k) Plan (or similar applicable plan)

•	Health and Welfare Benefits

•	Life Insurance Proceeds

Voluntary Termination and Involuntary For Cause Termination

In the event of a voluntary termination or an involuntary for cause termination as of the last business day of the fiscal year, the Company is not obligated to provide any enhanced benefits or accelerate vesting of any existing benefits of a named executive officer. Should Mr. Kivits terminate his employment with the Company, a notice period applies.

Involuntary Not For Cause Termination or Good Reason Termination

In the event of an involuntary not for cause termination or a good reason termination as of the last business day of the fiscal year, a named executive officer's compensation would be affected as follows:

We have a severance arrangement with each of the named executive officers. If the named executive officer's employment with the Company is involuntarily terminated at the initiative of the Company for any reason other than cause or disability or at the initiative of the executive for good reason and such termination does not occur during the protected period of a change-in-control, then the executive officer is entitled to receive certain severance benefits. Good reason means a material reduction of the executive officer's base salary, material diminution in the executive officer's authority and duties, or a required change of the executive officer's principal work location of 50 miles or more. Protected period means the 24-month period immediately following each and every change-in-control. In order to receive severance, the executive officer must sign a release of claims in favor of the Company and be in compliance with the terms of the executive severance agreement, including that the executive officer must agree not to compete with the Company or solicit customers or employees of the Company for two years after termination of employment. The severance benefit consists of the following:

•

A severance payment equal to one times (two times for the CEO) base salary plus target bonus, payable over the 12 months (24 months for the CEO) following termination. Any amount over the lesser of (a) $460,000 or $490,000 (whichever is applicable per the individual's agreement) or (b) two times the executive's annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the date of termination occurs, shall be paid out in a lump sum at the earliest of the executive's death or six months after the date of termination.

•	The executive is entitled to medical and dental insurance over 12 months (18 months for the CEO).

•	Outplacement services with a value up to $20,000.

Benefits under the DC Restoration Plan are not accelerated or automatically vested upon involuntary not for cause termination or good reason termination.

For Mr. Kivits, any benefits he receives pursuant to local law are offset against the severance benefits set forth above.

Involuntary (Not for Cause) Termination or Good Reason Termination after a Change-in-Control

We have entered into a change-in-control agreement with each of the named executive officers. The initial three-year term of these agreements automatically extends for an additional year on each subsequent anniversary of the agreement, unless our Board of Directors gives notice of non-renewal prior to an anniversary date. A protected period of 24 months follows each and every change-in-control of H.B. Fuller under the terms of these agreements. If during this protected period, the executive officer separates from service for any reason other than cause or disability, or the executive officer terminates his or her employment for good reason (including demotion, pay cut or certain relocations), the executive officer is entitled to receive a lump sum payment from us. The payment consists of the following:

•

The executive will receive a target short-term incentive plan payment prorated to the date of the termination without application of any denial provisions based on unsatisfactory personal performance or any other reason.

•

A severance payment equal to three times the sum of: (a) the executive's highest base salary, on an annualized basis, established by us during the period commencing three months prior to the occurrence of the change-in-control and ending on the date of the executive's termination of employment; plus (b) the executive's target annual incentive in effect immediately prior to the change-in-control.

•	A payment for outplacement services of up to $25,000.

•	In addition, the executive is entitled to medical and dental benefits for a three-year period following the termination of employment.

In the event severance payments are made to the named executive officers due to a change-in-control and in the event that they are subject to an excise tax imposed by Section 280G of the Internal Revenue Code, where the 280G parachute value does not exceed 330% of the executive's base amount, we will reduce the payments and benefits. Under these circumstances, the payments and benefits will be reduced so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax, where the 280G parachute value exceeds 330% of the executive's base amount, we have agreed to reimburse the executive for the amount of the excise tax and for any taxes imposed upon the reimbursement. This is typically called a "gross-up". The effects of the Internal Revenue Code are unpredictable and executive officers may have very different and unexpected effects based on their own particular compensation history. Therefore, these payments are intended to place an executive officer in the same position that they would have been in had they received the payments for reasons other than a change-in-control. The payments are not meant to pay regular income tax payments for an executive officer. For all future executive change-in-control agreements, this tax gross-up provision will be eliminated.

We have other compensatory arrangements with our named executive officers that will be affected by a change-in-control. The DC Restoration Plan provides that if within two years after a change-in-control, we terminate a participant's employment without cause or the participant terminates his or her employment for good reason (as defined in this plan), then three years shall be added to the participant's years of credited service for purposes of determining benefits under the plan.

In addition, in the event of a change-in-control, all restricted stock units and any unvested stock options outstanding under our stock incentive plans immediately vest in full. For performance-based RSU grants, if termination under a change-in-control occurs during the performance period, the participant is entitled to receive a payment based on, and assuming that, performance would have been achieved at the target level. During fiscal year 2018, the Compensation Committee determined that for any executive equity grant agreements beginning in 2019, a double-trigger will be required prior to accelerated equity vesting. This means that there must be a change-in-control of the Company and a termination of employment (or a material change to the NEO's terms of employment (such as demotion, reduction in compensation or required relocation)) in order for vesting to accelerate.

Payments upon Death or Disability

In the event of a death or disability as of the last business day of the fiscal year, a named executive officer's compensation would be affected as follows:

•

Stock options and restricted stock units would vest at death and at disability. For performance-based RSU grants, if death or disability occurs during the performance period, the participant is entitled to receive a payment based on, and assuming that, performance would have been achieved at the target level.

•	Benefits under the Defined Contribution Restoration Plan would vest at death or disability.

In the event of Mr. Kivits' death as of the last business day of the fiscal year, his beneficiary would be eligible to receive €1,000,000 ($1,131,734).

Early and Normal Retirement

As of the last business day of the fiscal year, no named executive officer was eligible for early or normal retirement.

Executive Benefit and Payments Upon Termination—Fiscal Year 2018

The following table shows potential estimated payments to the named executive officers in this Proxy Statement upon (1) involuntary (not for cause) or good reason termination, (2) involuntary (not for cause) or good reason termination after a change-in-control, and (3) death or disability. The table assumes that the termination was effective on the last business day of the fiscal year and contains estimates of amounts that would be paid to the named executive officers upon termination in addition to the base salary and short-term incentive earned by the executives during the fiscal year. Actual amounts payable to any named executive officer would only be determined after an actual event of termination.

Name	Involuntary Not For Cause or Good Reason ($)	Payments upon Involuntary (not for cause) or Good Reason Termination after a Change- in-Control ($)	Death or Disability ($)
James J. Owens	4,528,487	11,334,803	4,535,302

John J. Corkrean	931,411	5,036,889	774,947

Traci L. Jensen	806,461	3,100,880	716,497

Heather A. Campe	740,461	2,675,115	644,024

Patrick M. Kivits	806,891	2,959,670	573,997

CEO PAY RATIO DISCLOSURE

As required by SEC rules and regulations, we are providing the following information regarding the ratio of the median annual total compensation of our employees and the annual total compensation of our CEO. For the fiscal year ended December 1, 2018:

•            The median of the annual total compensation of all employees of our company was reasonably estimated to be $57,333;

•            The annual total compensation of our CEO, Mr. Owens was $5,792,948;

•            Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees is estimated to be 101 to 1.

To identify our median employee, we began by considering each individual employed by us globally on September 30, 2018, which included approximately 6,213 total employees. We then calculated total cash compensation for each employee including both current base salary and target cash incentive (or commission, if applicable), and we annualized this amount for employees who commenced employment during the 12-month period ending September 30, 2018. To calculate total cash compensation for any employee that we paid in currency other than U.S. Dollars, we converted to U.S. Dollars using the same exchange rate used for financial reporting purposes. We then analyzed the compensation amounts for all our employees to determine our median employee. As permitted by SEC rules and regulations, we excluded leased employees and independent contractors.

Once we identified our median employee, we added together all the elements of the median employee's compensation for 2018 in the same way that we calculate the annual total compensation of our NEOs (including the CEO) in the Summary Compensation Table. To calculate our ratio, we divided Mr. Owens' annual total compensation, as reported in the Summary Compensation Table above, by the median employee's annual total compensation.

PROPOSAL 2—NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote on the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis", the tabular disclosure regarding such compensation and the accompanying narrative disclosure contained in this Proxy Statement.

The Company is asking shareholders to indicate their support for the compensation of our NEOs described in this Proxy Statement. The Company has designed its executive compensation program to attract, motivate, reward and retain the executive talent required to achieve our corporate growth objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. See "Executive Compensation–Compensation Discussion and Analysis".

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the "Executive Compensation—Compensation Discussion and Analysis" section of this Proxy Statement:

•	The Compensation Committee has designed our executive compensation program to be competitive with the compensation offered by those peers with whom we compete for management talent.

•

The Compensation Committee believes the Company's executive compensation programs have been effective at providing our executive officers with incentive to achieve short-term financial performance goals and to engage long-term decision making that is in the best interests of our shareholders.

•	Company best practices include:

 a policy prohibiting hedging and pledging of, and certain other transactions in, shares of Common Stock by executive officers (including our NEOs) and members of the Board;

a policy regarding "clawbacks" of executive and key manager incentive compensation in the event of financial statement restatement or a determination that the executive officer (including NEOs) engaged in intentional misconduct;

an emphasis on long-term equity awards to align the executives' interests with long-term goals and shareholder interests, with the 50% of RSUs granted to NEOs (other than the CEO) including a performance-based vesting restriction, and all of the CEO's long-term RSUs including performance-based vesting restrictions;

a prohibition on repricing of stock options; and

stock ownership goals for our directors and executive officers.

In response to the shareholder feedback and in response to market conditions, the Company adopted the following changes in fiscal year 2018:

 for future executive change-in-control agreements, the Company will not include a tax-gross up provision; and

 for executive equity grant agreements beginning in 2019, a double-trigger will be required prior to accelerated equity vesting. This means that there must be a change-in-control of the Company and a termination of employment (or a material change to the NEO's terms of employment (such as demotion, reduction in compensation or required relocation)) in order for vesting to accelerate.

Accordingly, the Company is asking shareholders to vote FOR the following resolution at the annual meeting:

"RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the H.B. Fuller Company named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement."

This advisory vote on executive compensation is not binding on the Board. However, the Board will take into account the result of the vote when determining future executive compensation arrangements. The Company currently conducts annual advisory votes on executive compensation.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this Proxy Statement.

AUDIT COMMITTEE REPORT

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In the exercise of that authority, we, the members of the Audit Committee, determined to engage KPMG LLP to serve as H.B. Fuller's independent registered public accounting firm for the year ending November 30, 2019.

Management is responsible for the financial reporting process, accounting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulation. Management represented to us that H.B. Fuller's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP, as H.B. Fuller's independent registered public accounting firm for fiscal year 2018, was responsible for performing an independent audit of the consolidated financial statements and the company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports.

We have reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. We have also discussed with KPMG LLP the matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards, and they have discussed with us their independence and provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence.

Based upon our review and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements be included in H.B. Fuller's Annual Report on Form 10-K for the fiscal year ended December 1, 2018 filed with the SEC.

Audit Committee of the Board of Directors of H.B. Fuller Company

John C. van Roden, Jr. (Chair)	Maria Teresa Hilado
Daniel L. Florness	Ruth S. Kimmelshue
Thomas W. Handley

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services provided by KPMG LLP for the audit, audit-related, tax and all other services rendered to us and our affiliates for the 2018 and 2017 fiscal years.

	2018	2017
Audit Fees	$3,847,000	$4,096,885
Audit-Related Fees	$-0-	$-0-
Tax Fees	$263,000	$3,586

Audit Fees: Includes fees and expenses billed and to be billed for (i) the audit of the consolidated financial statements included in our annual report on Form 10-K, (ii) the audit of the effectiveness of our internal control over financial reporting, (iii) reviews of the interim consolidated financial information included in our quarterly reports on Form 10-Q, (iv) statutory audits of certain international subsidiaries, and (v) consultations concerning financial accounting and reporting. Audit fees also include fees for reviews of documents filed with the SEC.

Audit-Related Fees:  Audit-related fees include fees and expenses for services related to registration statements.

Tax Fees: Includes fees and expenses for U.S. federal, state and international tax planning and tax compliance services.

The Audit Committee has in place procedures to pre-approve all audit, audit-related, tax and other permissible services provided to us by our independent registered public accounting firm. We have a policy of avoiding the engagement of our independent registered public accounting firm except for audit, audit-related and tax planning and compliance services. The Audit Committee has delegated to one or more of its members pre-approval authority with respect to permitted services, and receives a regular report from management on all such services provided to us by our independent registered public accounting firm. All the services provided by our independent registered public accounting firm in fiscal 2018 and 2017 were pre-approved by the Audit Committee under its pre-approval procedures.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, as our independent registered public accounting firm for the fiscal year ending November 30, 2019. KPMG LLP has acted as our independent registered public accounting firm since our 2004 fiscal year. While we are not required to do so, H.B. Fuller is submitting the appointment of KPMG LLP for ratification in order to ascertain the views of our shareholders. If shareholders do not ratify the Audit Committee's appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee intends to reconsider that appointment. However, the Audit Committee retains sole responsibility for appointing or terminating our independent registered public accounting firm.

Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP.

"HOUSEHOLDING" OF PROXY MATERIALS

The SEC rules allow a single copy of the Proxy Statement, Annual Report and Notice of Internet Availability of Proxy Materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as "householding" and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household H.B. Fuller proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. The Company will deliver promptly upon written or oral request a separate copy of our Proxy Statement, Annual Report and/or Notice of Internet Availability of Proxy Materials to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Corporate Secretary, H.B. Fuller Company, or call (651) 236-5825.

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

Certain financial information presented in this proxy statement does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported financial results of the Company determined in accordance with GAAP. We have included this non-GAAP information to assist in understanding the operating performance of the Company as well as the comparability of results. Such non-GAAP information provided may not be consistent with methodologies used by other companies. The non-GAAP information is reconciled with the most directly comparable GAAP results in the tables below. All information is in thousands (except per share amounts) and is unaudited.

ORGANIC REVENUE GROWTH

Fiscal Year Ended December 1, 2018

	Total H.B. Fuller
Price	3.4%
Volume	(0.3%	)
Mix	0.6%
Organic Revenue Growth	3.7%
Acquisitions	28.3%
Constant Currency Growth[1]	32.0%
Foreign Exchange	(0.1%	)
Net Revenue Growth	31.9%

(1)          Constant currency revenue is a non-GAAP financial measure defined as changes in revenue due to price, volume, product mix and acquisitions and excludes revenue changes driven by foreign currency translation. The table above reconciles each component of net revenue growth.

	For the Fiscal Year ended	For the Fiscal Year ended
	December 1, 2018	December 2, 2017
ADJUSTED DILUTED EARNINGS PER SHARE – NON-GAAP RECONCILIATION
Net income attributable to H.B. Fuller	$171,208	$59,418
Acquisition project costs	2,833	5,258
Tonsan call option agreement	1,496	(3,946)
Organizational realignment	2,836	15,620
Royal restructuring and integration	20,351	47,423
Tax reform	(43,276)	-
Other	514	2,787

Adjusted net income attributable to H.B. Fuller[1]	$155,962	$126,560

Diluted shares	51,975	51,619

Diluted earnings per share (GAAP)	$3.29	$1.15

Adjusted diluted earnings per share (AEPS) [1]	$3.00	$2.45

(1)         Adjusted net income attributable to H.B. Fuller and adjusted diluted earnings per share (AEPS) are non-GAAP financial measures and exclude the items shown on the reconciliation table above, including: costs related to accounting for acquisitions; non-cash costs related to revaluation of the Tonsan call option agreement; organizational realignment to support the 2020 strategic plan as announced in December 2016; costs associated with the integration and restructuring of the acquired Royal business; costs associated with U.S. tax reform; Project ONE development costs and other costs.

ORGANIC REVENUE - GAAP AMOUNT TO ADJUSTED AMOUNT USED FOR THE STIP

Fiscal Year Ended December 1, 2018

Net Revenue (GAAP)	$3,041,002
Foreign Exchange Adjustment to Budget Rates	14,115
Organic Revenue – STIP	$3,055,117

ADJUSTED OPERATING INCOME - GAAP AMOUNT TO ADJUSTED AMOUNT USED FOR THE STIP

Fiscal Year Ended December 1, 2018

Operating Income (GAAP)	$254,762
Foreign Exchange Adjustment to Budget Rates	1,440
Adjustments[1]	44,883
Adjusted Operating Income – STIP	$301,085

CONSTRUCTION ADHESIVES ("CA") ORGANIC REVENUE -

GAAP AMOUNT TO ADJUSTED AMOUNT USED FOR THE STIP

Fiscal Year Ended December 1, 2018

CA Segment Revenue (GAAP)	$446,101
Foreign Exchange Adjustment to Budget Rates	308
Corporate Allocated Revenue	(5)
CA Segment Organic Revenue – STIP	$446,404

CA SEGMENT ADJUSTED EBITDA - GAAP AMOUNT TO ADJUSTED AMOUNT USED FOR THE STIP

Fiscal Year Ended December 1, 2018

CA Segment Revenue (GAAP)

CA Segment EBITDA (GAAP)	$70,803
Foreign Exchange Adjustment to Budget Rates	83
Adjustments[1]	7,030
CA Segment Adjusted EBITDA – STIP	$77,916

AMERICAS ADHESIVES SEGMENT ORGANIC REVENUE -

GAAP AMOUNT TO ADJUSTED AMOUNT USED FOR THE STIP

Fiscal Year Ended December 1, 2018

Americas Adhesives Segment Revenue (GAAP)	$1,099,918
Corporate Allocated Revenue	(16)
Foreign Exchange Adjustment to Budget Rates	20,079
Americas Adhesives Segment Organic Revenue – STIP	$1,119,981

AMERICAS ADHESIVES SEGMENT OPERATING INCOME

- ADJUSTED AMOUNT USED FOR THE STIP

Fiscal Year Ended December 1, 2018

Americas Adhesives Segment Operating Income (GAAP)	$115,363
Foreign Exchange Adjustment to Budget Rates	1,698
Adjustments[1]	17,192
Americas Adhesives Segment Adjusted Operating Income – STIP	$134,253

(1)     Adjustments include some or all of the following: costs related to accounting for acquisitions; non-cash costs related to revaluation of the Tonsan call option agreement; organizational realignment to support the 2020 strategic plan as announced in December 2016; costs associated with the integration and restructuring of the acquired Royal business; costs associated with U.S. tax reform; Project ONE development costs and other costs.

EIMEA SEGMENT ORGANIC REVENUE - GAAP AMOUNT

TO ADJUSTED AMOUNT USED FOR THE STIP

Fiscal Year Ended December 1, 2018

EIMEA Segment Revenue (GAAP)	$738,553
Corporate Allocated Revenue	(10)
Foreign Exchange Adjustment to Budget Rates	(961)
EIMEA Segment Organic Revenue – STIP	$737,582

EIMEA SEGMENT ADJUSTED OPERATING INCOME - GAAP AMOUNT

TO ADJUSTED AMOUNT USED FOR THE STIP

Fiscal Year Ended December 1, 2018

EIMEA Segment Operating Income (GAAP)	$40,060
Foreign Exchange Adjustment to Budget Rates	(961)
Adjustments[1]	12,519
EIMEA Segment Adjusted Operating Income – STIP	$51,618

ROIC RECONCILIATION

WITH AND WITHOUT ROYAL ADHESIVES ACQUISITION

At December 1, 2018

	Actual	Adjustment for Royal Adhesives Acquisition	Amount excluding Royal Adhesives Acquisition
Operating Income (GAAP)	$254,762	(76,186)	178,576
Add back Amortization expense from prior year acquistions	48,218	(43,166)	5,052
Royal Adhesives Acquisition Synergies in Legacy H.B. Fuller Company		(9,000)	(9,000)
Adjustments[1]	44,883		44,883
Adjusted Operating Income	$347,864	(128,353)	219,511
Tax Expense	(87,314)	35,169	(52,145)

Equity Earnings	$8,151	-	8,151
NOPAT[a]	$268,701	(93,184)	175,517

Invested Capital[b]	$3,248,902	(1,675,254)	1,573,648

ROIC (a/b)	8.3%		11.2%

(1)     Adjustments include some or all of the following: costs related to accounting for acquisitions; non-cash costs related to revaluation of the Tonsan call option agreement; organizational realignment to support the 2020 strategic plan as announced in December 2016; costs associated with the integration and restructuring of the acquired Royal business; costs associated with U.S. tax reform; Project ONE development costs and other costs.

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H.B. Fuller®

MIX
Paper from responsible sources
FSC® C127009
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www.fsc.org

H.B. FULLER COMPANY
P.O. BOX 64683
ST. PAUL, MN 55164-0683

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FUL2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E57273-P16093

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

H.B. FULLER COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three directors for a three-year term	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James J. Owens
02) Dante C. Parrini
03) John C. van Roden, Jr.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2 and 3.** If any other matters properly come before the meeting, the persons named in the proxy statement will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E57274-P16093

H.B. FULLER COMPANY
Annual Meeting of Shareholders
April 4, 2019
This proxy is solicited by the Board of Directors

For Registered Shareholders: The undersigned, revoking all prior proxies, appoints James J. Owens, John J. Corkrean and Timothy J. Keenan, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held over the Internet at www.virtualshareholdermeeting.com/FUL2019 on Thursday, April 4, 2019 at 2:00 p.m. local time, and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

For Participants in the 401(k) Plan: This voting instruction form is sent to you on behalf of Great-West Trust Company, LLC as Trustee of the H.B. Fuller Company 401(k) & Retirement Plan (the "Plan"). Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope. Your instructions must be received no later than 11:59 p.m. Central Time on Monday, April 1, 2019, to be counted.

As a participant in the Plan, the undersigned hereby directs Great-West Trust Company, LLC, as Trustee, to vote all shares of common stock of H.B. Fuller Company represented by the undersigned's proportionate interest in the Plan at the Annual Meeting of Shareholders to be held on Thursday, April 4, 2019 at 2:00 p.m. local time, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting. Only the Trustee can vote these shares. You cannot vote these shares at the Annual Meeting.

Continued and to be signed on reverse side